Execution version

DATED  8 May 2009

THE PERSONS set out in Column (1) of Schedule 1

and

WINDRACE INTERNATIONAL COMPANY LIMITED

and

EXCEED COMPANY LTD.

and

2020 CHINACAP ACQUIRCO, INC.

AGREEMENT FOR
SALE AND PURCHASE OF
WINDRACE INTERNATIONAL
COMPANY LIMITED

Deacons
Solicitors & Notaries
5th Floor
Alexandra House
18 Chater Road
Central
Hong Kong
www.deaconslaw.com
Fax : 28100431
Tel : 28259211

CONTENTS

Exhibit

Accounts

AGREEMENT

DATED 8 May 2009

PARTIES

(1)	THE PERSONS whose names and addresses are set out in Column (1) of Schedule 1 (the “Sellers”);

(2)
WINDRACE INTERNATIONAL COMPANY LIMITED, a company incorporated under the laws of the Cayman Islands with limited liability, the registered office of which is at Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands (“Windrace”);

(3)
EXCEED COMPANY LTD., a company incorporated under the laws of the BVI with limited liability, the registered office of which is at PO Box 173, Kingston Chambers, Road Town, Tortola, BVI (the “Purchaser”); and

(4)
2020 CHINACAP ACQUIRCO, INC., a company incorporated under the laws of Delaware with limited liability, the principal place of business of which is at 221 Boston Post Road East, Suite 410, Marlborough, MA  01753 (“SPAC”).

RECITALS

(A)
As at the date of this Agreement, the Sellers legally and/or beneficially own the number of Sale Shares set opposite their respective names in Schedule 1, and the Sellers collectively hold all the issued ordinary shares of Windrace.

(B)	The Purchaser is a wholly-owned subsidiary of SPAC, which is a company incorporated in Delaware and the shares of which are listed on the NYSE Amex.

(C)	Subject to the terms and conditions of this Agreement, the Purchaser has agreed to purchase, and the Sellers have agreed to sell, the Sale Shares.

AGREEMENT

1.	INTERPRETATION

1.1	In this Agreement (including the recitals), the following expressions shall have the following meanings except where the context otherwise requires:

“2009 Audit”
the annual audit of the Purchaser, comprising the consolidated balance sheet, and the consolidated profit and loss account for the financial year ending December 31, 2009, and all notes thereto, to be prepared in accordance with IFRS;

“2009 Adjusted Earnings”
the consolidated net profit after tax of the Purchaser as shown in the 2009 Audit for the financial year ending December 31, 2009, to be adjusted by excluding (i) the impact, positive or negative, of any fair value assessment or accounting impact attributable to the escrow arrangement for Additional Shares set out in Clause 10;  (ii) the expenses relating to the completion of the transactions contemplated by this Agreement; (iii) the expenses, including interest expenses and other related expenses, relating to the repurchase by Windrace of the preferred shares held by Elevatech; and (iv) the expenses relating to the grant of options under share option plans Windrace may implement in the future;

“2009 Target Earnings”
shall have the meaning as ascribed thereto in Schedule 8;

“2010 Audit”
the annual audit of the Purchaser, comprising the consolidated balance sheet, and the consolidated profit and loss account for the financial year ending December 31, 2010, and all notes thereto, to be prepared in accordance with IFRS;

“2010 Adjusted Earnings”
the consolidated net profit after tax of the Purchaser as shown in the 2010 Audit for the financial year ending December 31, 2010, to be adjusted by excluding (i) the impact, positive or negative, of any fair value assessment or accounting impact attributable to the escrow arrangement for Additional Shares set out in Clause 10; (ii) the expenses relating to the completion of the transactions contemplated by this Agreement; (iii) the expenses, including interest expenses and other related expenses, relating to the repurchase by Windrace of the preferred shares held by Elevatech; and (iv) the expenses relating to the grant of options under share option plans Windrace may implement in the future;

“2010 Target Earnings”
shall have the meaning as ascribed thereto in Schedule 8;

“2011 Audit”
the annual audit of the Purchaser, comprising the consolidated balance sheet, and the consolidated profit and loss account for the financial year ending December 31, 2011, and all notes thereto, to be prepared in accordance with IFRS;

“2011 Adjusted Earnings”
the consolidated net profit after tax of the Purchaser as shown in the 2011 Audit for the financial year ending December 31, 2011, to be adjusted by excluding (i) the impact, positive or negative, of any fair value assessment or accounting impact attributable to the escrow arrangement for Additional Shares set out in Clause 10; (ii) the expenses relating to the completion of the transactions contemplated by this Agreement; (iii) the expenses, including interest expenses and other related expenses, relating to the repurchase by Windrace of the preferred shares held by Elevatech; and (iv) the expenses relating to the grant of options under share option plans Windrace may implement in the future;

“2011 Target Earnings”
shall have the meaning as ascribed thereto in Schedule 8;

“Accounts”
the consolidated balance sheet of Windrace as at the end of each of the three years ended the Last Accounts Date and the consolidated profit and loss account of Windrace for each of the three financial years ended the Last Accounts Date, and all notes thereto prepared in accordance with IFRS, copies of which are annexed hereto marked “Exhibit 1” and initialled by the parties hereto for the purposes of identification;

“Additional Shares”
the 17,008,633 new ordinary shares in the capital of the Purchaser which will, subject to the terms and conditions of this Agreement and the Escrow Agreement, on Closing be issued in favour of the Sellers and/or their respective designated nominee(s) credited as fully paid;

“Affiliate”
with respect to any person, a person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such person;

 “Agreement”
this Agreement including its schedules and exhibit, as may be amended or supplemented from time to time;

“Amex”
American Stock Exchange;

“BVI”
the British Virgin Islands;

“Business Day”
a day (excluding Saturdays and Sundays) on which commercial banks are generally open for banking business in the United States;

“Closing”
the completion of the sale and purchase of the Sale Shares in accordance with the provisions of Clause 6 or the time of such completion, as the case may be;

“Closing Date”
the date on which Closing takes place;

“Conditions”
the conditions set out in Clause 3.1;

“Conditions Deadline”
October 8, 2009 or such later date as the parties may from time to time agree in writing;

“Constituent Documents”
with respect to any entity, the certificate or articles of incorporation, memorandum and articles of association, by-laws, minute books, or any similar charter or other organizational documents;

“Contract”
any written agreement, contract, commitment, instrument, undertaking or arrangement;

“Conversion Rights”
the rights of the holders of shares of SPAC common stock to convert their shares into a pro rata share of the trust account referenced in Clause 17.11 hereunder and in accordance with SPAC’s Constituent Documents, the terms, provisions and procedures of which were set forth in the Prospectus

“Deed of Indemnity”
the deed of indemnity substantially in the form attached hereto as Schedule 7;

“Disclosed”
in respect of the Sellers’ Warranties and the Founders’ Warranties, fully and fairly disclosed in this Agreement, the Accounts or the Windrace Disclosure Letter; or in respect of the Purchaser’s and SPAC’s Warranties, fully and fairly disclosed in the Agreement or the SPAC Disclosure Letter;

“Eagle Rise”
Eagle Rise Investments Limited, a company incorporated under the laws of BVI with limited liability, the registered office of which is at Sea Meadow House, Blackburne Highway, Road Town, Tortola, BVI;

“Earn-out Shares”
shall have the meaning ascribed thereto in Clause 11.1;

“Elevatech”
Elevatech Limited, an indirect wholly-owned subsidiary of The Goldman Sachs Group, Inc. and the sole holder of all of the issued preferred shares of Windrace;

“Elevatech Letter Agreement”
the letter of agreement dated May 8, 2009 among Windrace, Elevatech, Mr. Lin and RichWise providing for, among others, the Redemption;

“Encumbrance”
a mortgage, charge, pledge, lien, option, restriction, hypothecation, assignment, right to acquire, pre-emption right, third-party right or interest, other encumbrance, priority or security interest of any kind, or any other type of preferential arrangement (including, without limitation, a title transfer or retention arrangement) having similar effect, and any agreement or obligation to create or grant any of the aforesaid;

“Escrow Agent”
the escrow agent to be appointed under the Escrow Agreement;

“Escrow Agreement”
the escrow agreement to be made amongst the parties hereto and the Escrow Agent in accordance with Clause 4.1;

“Facilities”
loans, overdrafts, debentures, acceptance credits and all other indebtedness and financial facilities of any nature outstanding or available to any Windrace Group Company;

“Founders”
Mr. Lin, Ms. Chen and Tiancheng;

“Founders’ Warranty”
a representation, warranty and undertaking contained in Clauses 7.5 to 7.7 or Part B of Schedule 4 and “Founders’ Warranties” shall mean all of those representations, warranties and undertakings;

“Government Entity”
any governmental or regulatory authority, agency, court, commission or other entity, domestic or foreign;

“Guarantee”
any guarantee, indemnity, suretyship, letter of comfort or other assurance, security or right of set-off or financial or other obligation given or undertaken by a person to secure or support or incur a financial or other obligation with respect to an obligation or liability (actual or contingent) of any other person and whether given directly or by way of counter-indemnity to any person who has provided such guarantee, indemnity, suretyship, letter of comfort or other assurance, security or right of set off or financial or other obligation as aforementioned;

“Haima”
HK Haima Group Limited, a company incorporated under the laws of Hong Kong with limited liability, the registered office of which is at Unit B, 16th Floor, CKK Comm Ctr, No 289-295 Hennessy Road, Wan Chai, Hong Kong;

“HK$”
Hong Kong dollars, the lawful currency of Hong Kong;

“Hong Kong”
the Hong Kong Special Administrative Region of the PRC;

“International Financial Reporting Standards” or “IFRS”
the financial reporting standards and interpretations issued by the International Accounting Standards Board;

“Intellectual Property Rights”
(a)
patents, trademarks, service marks, registered designs, applications for any of the foregoing, trade and business names, unregistered trade names or marks and service marks, copyrights, rights in designs and inventions, Proprietary Information and all and any other intellectual property right, whether registered or unregistered; and

(b)	rights under licences, consents, orders, statutes or otherwise in relation to any thing in paragraph (a),

in each case in any part of the world;

“Investor Shares”
the new ordinary shares in the capital of the Purchaser which will, subject to the terms and conditions of this Agreement, on Closing be issued in favour of the Third Party Investor(s) or their respective designated nominee(s) credited as fully paid;

“Last Accounts Date”
December 31, 2008, being the date to which the Accounts were made up;

“Leased Property”
all parcels of real property occupied by the Windrace Group under one or more leases or licenses;

 “Macau”
the Macau Special Administrative Region of the PRC;

“Majority Shareholders”

at any time, those Sellers and the Founders who collectively hold such number of Sale Shares with an aggregate nominal value representing more than 50% of the aggregate nominal value of all of the issued share capital of Windrace;

“Majority Shareholders’ Agent”
shall have the meaning ascribed thereto in Clause 17.12;

“Mr. Lin”
Shuipan Lin, one of the Sellers and the Founders;

“Ms. Chen”
Xiayu Chen, one of the Sellers and the Founders;

“NYSE”
New York Stock Exchange;

“Owned Property”
all parcels of real property owned by the Windrace Group;

“Personal Guarantees”
the personal guarantees to be issued by Mr. Lin and RichWise, respectively, to Elevatech at Closing to guarantee some of Windrace's obligations under the Promissory Note;

“PRC”
the People’s Republic of China, excluding Taiwan, Hong Kong and Macau for the purpose of this definition;

“Promissory Note”
the promissory note to be issued by Windrace to Elevatech at Closing as consideration for the Redemption, giving the holder the right to (a) receive from Windrace HK$306,267,580.48 by the earlier of (i) five (5) Business Days of the date of issue of the promissory note; and (ii) October 31, 2009, and US$1,000,000 on June 30, 2010 and (b) convert any overdue and unpaid principal amount into preference shares of Windrace;

“Property”
the Owned Properties and the Leased Properties, as described in Schedule 9;

“Proprietary Information”
all information (including formulae, processes, methods, techniques, knowledge and know-how) which is for the time being confidential to any Windrace Group Company or not publicly known and which is used in or otherwise relates to the business, customers, financial or other affairs and know-how of any Windrace Group Company including information relating to:

(a)
the marketing of any goods or services including, without limitation, customer names and lists and any other details of customers, sales targets, sales statistics, market share statistics, prices, market research reports and surveys, and advertising or other promotional materials;

(b)	future projects, business development or planning, commercial relationships and negotiations; or

(c)
the manufacture, production, supply, storage or packaging of goods or the provision of services, the acquisition, construction, installation or use of raw materials, plant, machinery or equipment, quality control and testing or the repair or service of plant, machinery,  equipment or products;

“Prospectus”
the prospectus of SPAC dated November 8, 2007;

“Purchaser’s and SPAC’s Warranty”
a representation, warranty and undertaking contained in Clauses 7.8 to 7.10 or Part C of Schedule 4 and “Purchaser’s and SPAC’s Warranties” shall mean all of those representations, warranties and undertakings;

“Records”
records and information of each Windrace Group Company (including, without limitation, all accounts, books, ledgers, minutes books, registers, financial and other records of whatsoever kind, all Taxation and returns and filings and all other statutory books and records);

“Redemption”
the redemption by Windrace of the preferred shares in Windrace held by Elevatech pursuant to the Elevatech Letter Agreement;

“Redomestication Merger”
shall have the meaning as ascribed thereto in Clause 5.8

“Regulations”
all law, enactment, order, decree, regulation, licence, consent, rule, constitutional document, governmental or administrative requirement or the like, including the rules and requirements of the SEC or any regulatory or governmental body, and the listing requirements for the relevant exchange, to which any relevant person is subject, in each aforesaid case whether of the BVI, United States, Hong Kong, the PRC or elsewhere;

“RichWise”
RichWise International Investment Group Limited, a company incorporated under the laws of BVI with limited liability, the registered office of which is at Sea Meadow House, Blackburne Highway, Road Town, Tortola, BVI;

“RMB”
Renminbi, the lawful currency of the PRC;

“Sale Shares”
ordinary shares of par value of HK$0.10 each in the capital of Windrace as set out in Column (2) of Schedule 1, to be sold by the Sellers to the Purchaser pursuant to this Agreement;

“SEC”
the United States Securities and Exchange Commission;

“Sellers’ Warranty”
a representation, warranty and undertaking contained in Clauses 7.1 to 7.4 or Part A of Schedule 4 and “Sellers’ Warranties” shall mean all of those representations, warranties and undertakings;

“Shareholders’ Agreement”
the shareholders’ agreement relating to Windrace entered into among Mr. Lin, RichWise, Tiancheng, Haima, Eagle Rise, Windrace and Elevatech dated April 30, 2008

“SPAC Disclosure Letter”
the disclosure letter dated the same date of this Agreement from the Purchaser and SPAC to the Sellers;

“SPAC Stockholder Approval”
(i) the approval of this Agreement, the transactions contemplated under or in connection with this Agreement and the Redomestication Merger by the holders of a majority of the outstanding shares of SPAC common stock entitled to vote in accordance with the applicable Regulations and the Constituent Documents of SPAC; and (ii) the holders of less than thirty percent (30%) of the shares of SPAC common stock issued in SPAC’s initial public offering voting against the approval of this Agreement and exercising the Conversion Rights, in each case the terms, provisions and procedures of which were set forth in the Prospectus;

“subsidiary”
shall have the meaning as ascribed thereto in the IFRS;

“Tax” or “Taxation”
any and all forms of taxation, levy, duty, charge, contribution, withholding or impost of whatever nature (including any related fine, penalty, surcharge or interest) imposed, collected or assessed by, or payable to, any Tax Authority;

“Tax Authority” and “Taxation Authority”
any revenue, customs, fiscal governmental, statutory, central, regional, state, provincial, local governmental or municipal authority, body or person, or any non-revenue and non-fiscal governmental institutions responsible for collecting Taxes on behalf of taxation authorities, whether of the BVI, United States, Hong Kong, the PRC or elsewhere;

“Third Party Investors(s)”
shall have the meaning as ascribed thereto in Clause 4.2;

“Tiancheng”
Tiancheng Int’l Investment Group Limited, a company incorporated under the laws of Hong Kong with limited liability, the registered office of which is at Unit B, 16th Floor, CKK Comm Ctr, No 289-295 Hennessy Road, Wan Chai, Hong Kong;

“US” or “United States”
the United States of America;

“US$”
United States dollars, the lawful currency of the United States;

“US Exchange Act”
United States Securities and Exchange Act of 1934, as amended, supplemented or otherwise modified from time to time;

“US Securities Act”
United States Securities Act of 1933, as amended, supplemented or otherwise modified from time to time;

“Windrace”
Windrace International Company Limited, details of which are set out in Part A of Schedule 2;

“Windrace Disclosure Letter”
the disclosure letter dated the same date of this Agreement from the Founders and the Sellers to the Purchaser and SPAC; and

“Windrace Group”
Windrace and its subsidiaries from time to time, and “Windrace Group Company” shall be construed accordingly, details of the subsidiaries of Windrace as at the date hereof are set out in Part B of Schedule 2.

1.2	In this Agreement, except to the extent that context otherwise requires:

(a)	a Clause, a Sub-clause or a Schedule is, unless the context, otherwise requires, a reference to a clause or a sub-clause of or a schedule to this Agreement;

(b)
any ordinance, regulation or other statutory provision or enactment is a reference to such ordinance, regulation, statutory provision or enactment as amended, modified, consolidated, codified, re-enacted, or extended or applied by a court of competent jurisdiction, from time to time whether before or after the date of this Agreement and includes subsidiary legislation made thereunder whether before or after the date of this Agreement;

(c)	a “company” is a reference to a body corporate (wherever incorporated);

(d)
a “person” includes a reference to a company, unincorporated association, partnership, firm, institution, trustee, Government Entity and to any person or party and includes a reference to that person's or party’s legal personal representatives and successors;

(e)
this Agreement (or any specific provision hereof) or any other document shall be construed as references to this Agreement, that provision or that other document as amended, varied or modified from time to time; and

(f)	a “breach” of a warranty includes that warranty being untrue, inaccurate, misleading or there being relevant information omitted from it or not Disclosed in respect of it.

1.3	Headings in this Agreement are for ease of reference only and shall not affect the interpretation or construction of this Agreement.

1.4	The Schedules and Exhibit form part of this Agreement.

1.5	In construing this Agreement:

(a)
the rule known as the ejusdem generis rule shall not apply and accordingly general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things;

(b)
general words shall not be given a restrictive meaning by particular examples intended to be embraced by the general words, and where the word “include”, “includes” or “including” appears in any statement, it shall be deemed to be immediately followed by the words “without limitation”;

(c)	words denoting the singular include the plural and vice versa and words denoting one gender include all genders;

(d)	all references to “dollars” or “$” or any similar references or designations contained herein mean US$; and

(e)	the words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

1.6	A reference in this Agreement to the Sellers’ or the Founders’ knowledge, information, belief or awareness (and similar expressions):

(a)
shall be a reference to the best of the knowledge, information, belief or awareness of the Sellers, the Founders and each Windrace Group Company, each of the directors of each of the aforesaid after making all reasonable enquiries; and

(b)
is deemed to include knowledge which each such person would have or information, belief or awareness of such person had all reasonable enquiries been made to senior management of the Sellers, the Founders and the Windrace Group Companies.

1.7	A reference in this Agreement to the Purchaser’s or SPAC’s knowledge, information, belief or awareness (and similar expressions):

(a)	shall be a reference to the best of the knowledge, information, belief or awareness of the Purchaser and SPAC, each of the directors of each of the aforesaid after making all reasonable enquiries; and

(b)
is deemed to include knowledge which each such person would have or information, belief or awareness of such person had all reasonable enquiries been made to senior management of the Purchaser and SPAC.

1.8	The table of contents and heading contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

1.9
The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

2.	SALE AND PURCHASE

2.1
Each of the Sellers, as the legal and/or beneficial owner, shall sell to the Purchaser the number of Sale Shares set opposite its name in Schedule 1 and the Purchaser shall purchase such Sale Shares, on and subject to the terms and conditions of this Agreement and free from any Encumbrance and with all rights now and hereafter attaching thereto including the right to all dividends paid, declared or made in respect thereof.

2.2
Each of the Sellers hereby irrevocably waives any pre-emption right or first refusal right  or similar rights it may have in relation to the sale of the Sale Shares pursuant to this Agreement whether under the Constituent Documents of Windrace or otherwise.

3.	CONDITIONS

3.1	Closing is conditional on the following Conditions being satisfied, or (save as regards paragraphs (a) and (b) below) waived pursuant to Clause 3.3, on or before the Conditions Deadline:

(a)
SPAC having obtained the SPAC Stockholder Approval at a duly convened and held general meeting of SPAC’s stockholders (“Proxy Meeting”) as set out in the Prospectus and conducted in accordance with the Constituent Documents of SPAC and all applicable Regulations including but not limited to the US Securities Act;

(b)
all legally required authorizations, audit requirements, consents and approvals legally required in United States or under any and all applicable Regulations (including PRC regulatory authority, if applicable) to give effect to all the transactions contemplated hereunder (including, without limitation, such waivers as may be necessary of terms which would otherwise constitute a default under any instrument, contract, document or agreement to which any Windrace Group Company is a party or by which its assets are bound) having been obtained to the reasonable satisfaction of the Purchaser and not revoked, and where any consent or approval is subject to conditions, such conditions being satisfied to the reasonable opinion of the Purchaser and all legally required filings, registrations and other formalities having been duly effected and completed;

(c)
the Purchaser having obtained a legal opinion of a qualified law firm in the place of incorporation of each Windrace Group Company and acceptable to the Purchaser covering matters in respect of the due incorporation of each Windrace Group Company, its valid existence and that no resolution or order has been made or passed to appoint receiver, liquidator or similar officer of, or to wind up or dissolve any Windrace Group Company and all such other legal matters as the Purchaser may reasonably consider to be relevant, in such form and substance to the Purchaser’s reasonable satisfaction; and

(d)
(i) the Sellers’ Warranties contained in paragraphs 1.1, 1.2 and 2 in Part A of Schedule 4 and the Founders’ Warranties contained in paragraph 2 in Part B of Schedule 4 remaining true and accurate in all respects and not misleading in any respect as of the Closing Date by reference to the facts and circumstances subsisting as at the Closing Date; and (ii) the Sellers’ Warranties and the Founders’ Warranties (save for those warranties set out in (i) above), remaining true and accurate in all material respects and not misleading in any material respect as of the Closing Date by reference to the facts and circumstances subsisting as at the Closing Date.

3.2	Each of the parties hereto hereby undertakes to use all reasonable efforts to procure the fulfilment of the Conditions set out in Clauses 3.1(a) and (b) on or before the Conditions Deadline.

3.3
Each of the Sellers hereby undertakes to use all reasonable efforts to procure the fulfilment of the Conditions set out in Clauses 3.1(c) and (d) on or before the Conditions Deadline unless specifically waived by the Purchaser in writing.

3.4
If any of the Conditions stated in Clause 3.1 shall not be fulfilled or waived pursuant to Clause 3.3 on or before the Conditions Deadline, this Agreement shall be automatically terminated (other than Clauses 9, 13 and 14, 16.2 to 19, and all provisions relevant to the interpretation and enforcement thereof) and upon termination no party shall have any claim against any other party for costs, damages, compensation or otherwise provided that such termination shall be without prejudice to any rights or remedies of the parties which shall have accrued prior to such termination.

4.	CONSIDERATION

4.1
Subject to the escrow and release schedule set out in Clause 10 and the terms and conditions of the Escrow Agreement, the consideration for the sale and purchase of the relevant Sale Shares shall be settled by the Purchaser allotting and issuing to each Seller and/or its nominee(s) on the Closing Date the number of Additional Shares set opposite its name in the following table.  The Additional Shares shall rank pari passu in all respects with the issued shares of the Purchaser existing as at Closing under the Purchaser’s Constituent Documents, including all rights to dividends and other distributions.

Sellers	Number of Additional Shares

Mr. Lin	6,840,429

Ms. Chen	4,506,363

RichWise	2,056,750

Tiancheng	1,802,545

Haima	901,273

Eagle Rise	901,273

The parties hereto agree to enter into the Escrow Agreement at or before Closing for the holding in escrow and release of the Additional Shares in accordance with provisions set out in Clause 10.

4.2	Subject to Closing having taken place, in the event that: -

(a)
Windrace enters into agreement(s), subject to such terms and conditions to be agreed by the Purchaser and SPAC, with any third party investor(s) (“Third Party Investor(s)”) in relation to an equity investment in Windrace for cash consideration (“Investment Consideration”) between the date hereof and Closing; and

(b)	such Third Party Investor(s) has/have paid to Windrace the Investment Consideration in full,

upon written request of Windrace and in lieu of the issue by Windrace of new Windrace shares to such Third Party Investor(s), the Purchaser shall allot and issue to such Third Party Investor(s) and/or its/their respective nominee(s) on the Closing Date such number of Investor Shares at a subscription price not lower than the lowest of the closing trading price of common stock in SPAC among each of the last trading day of March 2009, April 2009 and May 2009 per Investor Share credited as fully paid in accordance with the following formula:

Maximum number of Investor Shares to be issued to each Third Party Investor and/or its nominee	=
Amount of the Investment Consideration
paid by such Third Party Investor
US$( Lowest closing trading price of
common stock in SPAC among each of the
last trading day of March 2009, April 2009
and May 2009)

5.	PRE-CLOSING MATTERS

5.1	Each of the Sellers hereby undertakes with the Purchaser and SPAC that if at any time before Closing, such Seller comes to know of any fact, circumstance or event which:

(a)
(i) is in any way inconsistent with such Seller’s Warranties contained in paragraphs 1.1, 1.2 and 2 in Part A of Schedule 4, or suggests that any fact warranted may not be as warranted or may be misleading in any respect or (ii) is in any way inconsistent with any of the undertakings or Sellers’ Warranties made by such Seller (save for those warranties set out in 5.1(a)(i) above), or suggests that any fact warranted may not be as warranted or may be misleading in any material respect; and/or

(b)	may have occurred any material adverse effect (“Sellers’ Material Adverse Effect”) on: -

(i)	the business, assets, properties, results of operations or condition (financial or otherwise) of any of the Windrace Group Companies or one or more Windrace Group Companies taken as a whole; or

(ii)	the ability of such Seller to consummate the transactions contemplated by this Agreement or perform its obligations under this Agreement;

provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been a Sellers’ Material Adverse Effect: any adverse change, event, development, or effect arising from or relating to (a) the economy in general or (b) the industry in which the Windrace Group operates in general (in each case under (a) and (b) not specifically relating to or disproportionately affecting the Windrace Group), such Seller shall as soon as practicable give written notice thereof to the Purchaser and SPAC.

5.2	Each of the Founders hereby undertakes with the Purchaser and SPAC that if at any time before Closing, such Founder comes to know of any fact, circumstance or event which:

(a)
(i) is in any way inconsistent with any  such Founders’ Warranties contained in paragraph 2 in Part B of Schedule 4, or suggests that any fact warranted may not be as warranted or may be misleading in any respect; or (ii) is in any way inconsistent with any of the undertakings or Founders’ Warranties made by such Founder (save for those warranties set out in Clause 5.2 (a)(i) above), or suggests that any fact warranted may not be as warranted or may be misleading in any material respect; and/or

(b)	may have occurred any material adverse effect (“Founders’ Material Adverse Effect”) on: -

(i)	the business, assets, properties, results of operations or condition (financial or otherwise) of any of the Windrace Group Companies or one or more Windrace Group Companies taken as a whole; or

(ii)	the ability of such Founder to consummate the transactions contemplated by this Agreement or perform its obligations under this Agreement;

provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been a Founders’ Material Adverse Effect: any adverse change, event, development, or effect arising from or relating to (a) the economy in general or (b) the industry in which the Windrace Group operates in general (in each case under (a) and (b) not specifically relating to or disproportionately affecting the Windrace Group), such Founder shall as soon as practicable give written notice thereof to the Purchaser.

5.3	Each of the Sellers hereby undertakes with the Purchaser and SPAC that pending Closing, it /he shall not: -

(a)
do (directly or indirectly) or allow to be done any act or omission which would constitute or give rise to a breach of any of the Sellers’ Warranties if the Sellers’ Warranties were given at any time up to the Closing Date; or

(b)	dispose of any interest in any shares or equity interests in Windrace or create or grant any Encumbrance over or in respect of any of them.

5.4	Each of the Founders hereby undertakes with the Purchaser and SPAC that pending Closing:

(a)	it/he shall, and shall procure that each Windrace Group Company shall:

(i)
not do (directly or indirectly)  or allow to be done any act or omission which would constitute or give rise to a breach of any of the Founders’ Warranties if the Founders’ Warranties were given at any time up to the Closing Date;

(ii)
procure that the Purchaser, SPAC and their respective authorised representatives and advisers are promptly given full access to all the Records and other documents of each Windrace Group Company and all such information, explanations and copies with respect thereto (or thereof) and to the business, affairs, assets, liabilities and contracts of each Windrace Group Company as the Purchaser, SPAC or their respective authorised representatives or advisers may reasonably request;

(iii)	not dispose of any interest in any shares or equity interests in any of the Windrace Group Company or any of them or create or grant any Encumbrance over or in respect of any of them;

(iv)
not pass any resolution in general meeting of any Windrace Group Company (other than any resolution constituting ordinary business conducted at an annual general meeting) without sending prior written notice to the Purchaser and SPAC;

(b)	it/he will procure that at all times up to Closing each Windrace Group Company will comply with the provisions of Schedule 5.

5.5
Each of the Sellers hereby further undertakes with the Purchaser and SPAC that each of them will use all reasonable efforts to assist the Purchaser and SPAC, to the extent as permissible, to satisfy all the requirements as imposed by SEC or other applicable regulatory authorities to effect the transfer of the Sale Shares and transactions contemplated hereunder, including but not limited to, the provision of the following to the Purchaser or SPAC:-

(a)
on or before May 13, 2009, a signed original or certified copy of the Accounts by any accounting firm of recognised international standard approved by the Purchaser (the “Reporting Accountants”), accompanied by a signed original or certified copy of an opinion of the Reporting Accountants, which opinion shall state that such audits were conducted in accordance with the IFRS.  All such financial statements shall be complete and correct in all material respects and prepared in reasonable detail and in accordance with generally accepted accounting principles applied consistently throughout the period reflected therein except as stated therein;

(b)
from time to time such information (including any results of the business, affairs, operations, assets, financial condition or prospects of the Windrace Group, annual budgets, cash flow analyses, projections, minutes of any meetings of any of its board) as may be required for the purpose of proxy filing with the SEC; and

(c)	from time to time any fairness opinion or other opinion as may be required by SEC for the purpose of completing the transactions hereunder.

5.6	Each of the Purchaser and SPAC hereby undertakes with the Sellers that if at any time before Closing, either the Purchaser or SPAC comes to know of any fact, circumstance or event which:

(a)
(i) is in any way inconsistent with any of the Purchaser’s and SPAC’s Warranties contained in paragraphs 1.1, 1.2 and 2 in Part C of Schedule 4, or suggests that any fact warranted may not be as warranted or may be misleading in any respect or (ii) is in any way inconsistent with any of the undertakings or Purchaser’s and SPAC’s Warranties (save for those set out in Clause 5.6(a)(i) above), or suggests that any fact warranted may not be as warranted or may be misleading in any material respect; and/or

(b)	may have occurred any material adverse effect (“Purchaser’s Material Adverse Effect”) on: -

(i)	the business, assets, properties, results of operations or condition (financial or otherwise) of any of the Purchaser or SPAC; or

(ii)	the ability of any of the Purchaser or SPAC to consummate the transactions contemplated by this Agreement or perform its obligations under this Agreement;

provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been a Purchaser’s Material Adverse Effect: any adverse change, event, development, or effect arising from or relating to (a) the economy in general or (b) the industry in which the Purchaser or SPAC operates in general (in each case under (a) and (b) not specifically relating to or disproportionately affecting the Purchaser or SPAC), the Purchaser or SPAC shall as soon as practicable give written notice thereof to the Sellers.

5.7	Each of the Purchaser and SPAC hereby undertakes with the Sellers that pending Closing:

(a)
it shall not do (directly or indirectly) or allow to be done any act or omission which would constitute or give rise to a breach of any of the Purchaser’s and SPAC’s Warranties if the Purchaser’s and SPAC’s Warranties were given at any time up to the Closing Date; and

(b)	it will procure that at all times up to Closing the Purchaser and SPAC will comply with the provisions of Schedule 6.

5.8
Each of the Purchaser and SPAC hereby further undertakes with the Sellers that, subject to compliance with all applicable Regulations, it will use all reasonable efforts to complete the following not later than 10 days after the Closing Date: -

(a)
the merger with and into the Purchaser by SPAC with the Purchaser as the surviving entity (the “Merged Entity”), and the registration of the Merged Entity under the securities laws of the United States (the “Redomestication Merger”);

(b)	the change of name of the Merged Entity to such other name as may be agreed between the parties hereto (the “Name Change”);

(c)	the relocation of the listing of securities of the Merged Entity to the NYSE or such other stock exchange as may be agreed between the parties hereto (the “Listing Relocation”); and

(d)
the removal of all existing directors from the board of the Merged Entity (“Removal”) and the nomination of Mr. Lin and not less than two (2) persons who satisfy the independence requirements set forth in applicable Regulations (including without limitation, the US Exchange Act and NYSE listing standards) for election as directors of the Merged Entity (“Appointments”); provided further that following the Appointments, the composition of the board of directors of the Merged Entity complies with all applicable Regulations.

6.	CLOSING

6.1
Subject to Clause 3.1, Closing shall take place at the offices of Seyfarth Shaw LLP at 131 S. Dearborn Street, Suite 2400, Chicago, IL  60603 on the 3rd Business Day after the Conditions set out in Clause 3.1 have been satisfied (or waived pursuant to Clause 3.3, and any conditions attaching to such waiver having been satisfied) (except the Condition set out in Clause 3.1(d) which shall be fulfilled simultaneously upon Closing) unless the parties otherwise agree in writing, but in any event no later than November 7, 2009.

6.2	At or before Closing, each party shall procure the doing of the things and the delivery to the other party of those documents and other items set out in Schedule 3.

7.	WARRANTIES AND INDEMNITIES

7.1
Each of the Sellers hereby represents, warrants and undertakes to the Purchaser, SPAC, and their respective successors in title that each statement contained in (i) paragraphs 1.1, 1.2 and 2 in Part A of Schedule 4 is true, accurate and complete in all respects and not misleading in any respect, and (ii) Part A of Schedule 4 (save for those Sellers’ Warranties set out in (i) above), is true, accurate and complete in all material respects and not misleading in any material respect, in the case of each of (i) and (ii), at the date of this Agreement and on each day up to and including the Closing Date with reference to the facts and circumstances from time to time applying, provided however, that any statement contained herein that is qualified by a materiality standard or a material adverse effect shall not be further qualified thereby.  Each of the Sellers hereby acknowledges that each of the Purchaser and SPAC is entering into this Agreement in reliance upon each Sellers’ Warranty.  The Purchaser and SPAC acknowledge and agree that each Seller shall give the Sellers’ Warranties solely relating to itself and/or the Sale Shares held by such Seller and/or its nominee(s). The parties to this Agreement expressly agree that the Sellers’ Warranties are made and given subject to the matters Disclosed and shall not be nor shall be deemed to be in breach of any of the Sellers’ Warranties in respect of matters Disclosed, provided that such Sellers’ Warranties when read in conjunction with the matters Disclosed satisfy the standards set forth in the first sentence of this paragraph.  The Seller’s Warranties are qualified by those matters Disclosed.  The Purchaser and SPAC acknowledge and agree that if there shall be any breach of any of the Sellers’ Warranties, it will only take action against and be entitled to any damages, compensation or indemnity whatsoever (if any) from the Seller that has made that particular Seller Warranty and will not take action against nor will it be entitled to any damages, compensation or indemnity from the other Sellers.

7.2
Each Sellers’ Warranty is separate and independent of and without prejudice to any other Sellers’ Warranty and, except where expressly stated otherwise, is not limited by any provision of this Agreement or another Sellers’ Warranty.  The Sellers’ Warranties shall survive Closing.

7.3
Each of the Sellers hereby agrees to indemnify and keep indemnified on demand the Purchaser, SPAC and their respective successors in title from and against all losses, costs and expenses (including legal expenses) which the Purchaser or SPAC actually sustain from or in consequence of any of the Sellers’ Warranties contained in (i) paragraphs 1.1, 1.2 and 2 in Part A of Schedule 4 not being true and accurate or fully complied with in any respect; and (ii) Part A of Schedule 4 (save for those Sellers’ Warranties set out in (i) above), not being true and accurate or complied with in all material respects or being misleading in any material respect.  This indemnity shall be without prejudice to any other rights and remedies of the Purchaser or SPAC in relation to any such breach of any such Sellers’ Warranties and all other rights and remedies are expressly reserved to the Purchaser or SPAC.

7.4
Subject to Closing having taken place, each of the Sellers undertakes to the Purchaser that it will not (and procure the nominee(s) will not), transfer or dispose of, or grant or create any interests or rights of any nature in respect of, any interest in any Additional Shares issued to it and/or its nominee(s), prior to the date falling six months (or any such longer period as may be required by SEC or the financial adviser of the Purchaser or any other applicable regulatory authorities) from the Closing Date.

7.5
Each of the Founders hereby represents, warrants and undertakes to the Purchaser, SPAC and their respective successors in title that each statement contained in (i) paragraph 2 in Part B of Schedule 4 is true, accurate and complete in all respects and not misleading in any respect, and (ii) Part B of Schedule 4 (save for those Founders’ Warranties set out in (i) above), is true, accurate and complete in all material respects and not misleading in any material respect, in the case of each of (i) and (ii), at the date of this Agreement and on each day up to and including the Closing Date with reference to the facts and circumstances from time to time applying, provided however, that any statement contained herein that is qualified by a materiality standard or a material adverse effect shall not be further qualified thereby.  Each of the Founders hereby acknowledges that each of the Purchaser and SPAC is entering into this Agreement in reliance upon each Founders’ Warranty.  The parties to this Agreement expressly agree that the Founders’ Warranties are made and given subject to the matters Disclosed and shall not be nor shall be deemed to be in breach of any of the Founders’ Warranties in respect of matters Disclosed, provided that such Founders’ Warranties when read in conjunction with the matters Disclosed satisfy the standards set forth in the first sentence of this paragraph.  The Founders’ Warranties are qualified by those matters Disclosed.

7.6
Each Founders’ Warranty is separate and independent and without prejudice to any other Founders’ Warranty and, except where expressly stated otherwise, is not limited by any provision of this Agreement or another Founders’ Warranty.  The Founders’ Warranties shall survive Closing.

7.7
Each of the Founders hereby agrees to indemnify and keep indemnified on demand the Purchaser, SPAC and their respective successors in title from and against all losses, costs and expenses (including legal expenses) which the Purchaser or SPAC actually sustain from or in consequence of any of the Founders’ Warranties contained in (i) paragraph 2 in Part B of Schedule 4 not being true and accurate or fully complied with in any respect; and (ii) Part B of Schedule 4 (save for those Founders’ Warranties set out in (i) above), not being true and accurate or complied with in all material respects or being misleading in any material respect.  This indemnity shall be without prejudice to any other rights and remedies of the Purchaser or SPAC in relation to any such breach of any such Founders’ Warranties and all other rights and remedies are expressly reserved to the Purchaser or SPAC.

7.8
Each of the Purchaser and SPAC represents, warrants and undertakes to the Sellers and their respective successors in title that each statement contained in (i) paragraphs 1.1, 1.2 and 2 in Part C of Schedule 4 is true, accurate and complete in all respects and not misleading in any respect, and (ii) Part C of Schedule 4 (save for those Purchaser’s and SPAC’s Warranties set out in (i) above), is true, accurate and complete in all material respects and not misleading in any material respect, in the case of each of (i) and (ii), at the date of this Agreement and on each day up to and including the Closing Date with reference to the facts and circumstances from time to time applying, provided however, that any statement contained herein that is qualified by a materiality standard or a material adverse effect shall not be further qualified thereby.  Each of the Purchaser and SPAC acknowledges that each of the Sellers is entering into this Agreement in reliance upon each Purchaser’s and SPAC’s Warranty. The parties to this Agreement expressly agree that the Purchaser’s and SPAC’s Warranties are made and given subject to the matters Disclosed and shall not be nor shall be deemed to be in breach of any of the Purchaser’s and SPAC’s Warranties in respect of matters Disclosed, provided that such Purchaser’s and SPAC’s Warranties when read in conjunction with the matters Disclosed satisfy the standards set forth in the first sentence of this paragraph.  The Purchaser’s and SPAC’s Warranties are qualified by those matters Disclosed.

7.9
Each Purchaser’s and SPAC’s Warranty is separate and independent and without prejudice to any other Purchaser’s and SPAC’s Warranty and, except where expressly stated otherwise, is not limited by any provision of this Agreement or another Purchaser’s and SPAC’s Warranty.  The Purchaser’s and SPAC’s Warranties shall survive Closing.

7.10
Each of the Purchaser and SPAC agrees to indemnify and keep indemnified on demand the Sellers and their respective successors in title from and against all losses, costs and expenses (including legal expenses) which the Sellers actually sustain from or in consequence of any of the Purchaser’s and SPAC’s Warranties contained in (i) paragraphs 1.1, 1.2 and 2 in Part C of Schedule 4 not being correct or fully complied with in any respect; and (ii) Part C of Schedule 4 (save for those Purchaser’s and SPAC’s Warranties set out in (i) above), not being true and accurate or complied with in all material respects or being misleading in any material respect.  This indemnity shall be without prejudice to any other rights and remedies of the Sellers in relation to any such breach of any such Purchaser’s and SPAC’s Warranties and all other rights and remedies are expressly reserved to the Sellers.

8.	POST CLOSING UNDERTAKINGS

8.1
Subject to Closing having taken place, each of the Sellers shall execute such further documents and perform and procure such acts and things as the Purchaser may reasonably require to vest the beneficial and registered ownership of the Sale Shares in the Purchaser and/or its nominee(s) free from any Encumbrances and to give full effect to the Sellers’ obligations under this Agreement.

8.2
Subject to Closing having taken place, each of the Sellers irrevocably and unconditionally undertakes to the Purchaser and SPAC that it shall execute and procure Windrace to execute such further documents and perform and procure filings and registrations and such other acts and things as the Purchaser and SPAC may reasonably require (including all amendments to the articles of association of Windrace) to confer onto the Purchaser its rights and benefits that shall be enjoyed by the Purchaser through its holding in Windrace.

8.3
Subject to Closing having taken place, the Purchaser and SPAC shall execute such further documents and perform and procure such acts and things as the Sellers may reasonably require to vest the beneficial and registered ownership of the Additional Shares in the Sellers and/or their nominees free from any Encumbrances (subject to the escrow and release schedule set out in Clause 10 and the terms and conditions of the Escrow Agreement) and to give full effect to the Purchaser’s obligations under this Agreement.

8.4
Subject to Closing having taken place, each of the Purchaser and SPAC irrevocably and unconditionally undertakes to the Sellers that it shall execute such further documents and perform and procure filings and registrations and such other acts and things as the Sellers may reasonably require to confer onto the Sellers their rights and benefits that shall be enjoyed by the Sellers through their holdings of the Additional Shares (subject to the escrow and release schedule set out in Clause 10 and the terms and conditions of the Escrow Agreement).

9.	TERMINATION

9.1	Subject to fulfilment or waiver (pursuant to Clause 3.3) of the Conditions and if:

(a)	Closing does not take place on the date set forth in Clause 6.1 hereof as a result of the Sellers or the Founders (or any of them) failing to comply with any of their obligations under Clause 6; or

(b)	at any time prior to Closing, the Purchaser or SPAC becomes aware that:

(i)	any of the Sellers’ Warranties or the Founders’ Warranties is incorrect, inaccurate or misleading; or

(ii)	any obligation of the Sellers or the Founders hereunder has not been or is (in the reasonable opinion of the Purchaser or SPAC) incapable of being carried out,

in the case of either (i) or (ii) in a way which (in the reasonable opinion of the Purchaser or SPAC) is material in the context of the proposed acquisition of the Sales Shares,

the Purchaser or SPAC may, at its option (but without prejudice to any other right or remedy it may have, including without limitation any right to subsequently claim for (x) such failure to comply, (y) breach of contract by the Sellers or the Founders or (z) breach of the Sellers’ Warranties or the Founders’ Warranties) by written notice to the Sellers prior to Closing, elect to:

(aa)	proceed to Closing in so far as reasonably practicable;

(bb)	postpone Closing to a date (which in any event shall not exceed thirty (30) Business Days beyond the Closing Date) after the Closing Date in accordance with Clause 6.1 hereof; or

(cc)	terminate this Agreement.

If the Purchaser or SPAC elects to postpone Closing in accordance with Clause 9.1(bb), the provisions of this Agreement shall apply (excluding the option to further postpone the Closing under Section 9.1(bb)) until the date of such Closing.

9.2	Subject to fulfilment or waiver (pursuant to Clause 3.3) of the Conditions and if:

(a)	Closing does not take place on the date set forth in Clause 6.1 hereof as a result of the Purchaser or SPAC (or any of them) failing to comply with any of their obligations under Clause 6; or

(b)	at any time prior to Closing, any of the Sellers become aware that:

(i)	any of the Purchaser’s and SPAC’s Warranties, is incorrect, inaccurate or misleading; or

(ii)	any obligation of the Purchaser or SPAC hereunder has not been or is (in the reasonable opinion of the Majority Shareholders) incapable of being carried out,

in the case of either (i) or (ii) in a way which (in the reasonable opinion of the Majority Shareholders) is material in the context of the proposed acquisition of the Additional Shares,

the Majority Shareholders’ Agent (acting on behalf of the Majority Shareholders) may, at its option (but without prejudice to any other right or remedy it may have, including without limitation any right to subsequently claim for (x) such failure to comply, (y) breach of contract by the Purchaser or SPAC, or (z) breach of the Purchaser’s or SPAC’s Warranties) by written notice to the Purchaser and SPAC prior to Closing, elect to:

(aa)	proceed to Closing in so far as reasonably practicable;

(bb)	postpone Closing to a date (which in any event shall not exceed thirty (30) Business Days beyond the Closing Date) after the Closing Date in accordance with Clause 6.1 hereof; or

(cc)	terminate this Agreement.

If the Majority Shareholders’ Agent (acting on behalf of the Majority Shareholders) elects to postpone Closing in accordance with Clause 9.2(bb), the provisions of this Agreement shall apply (excluding the option to further postpone the Closing under Clause 9.2(bb)) until the date of such Closing.

9.3	If this Agreement shall be terminated under this Clause 9 or Clause 3.4:

(a)	save as otherwise provided herein, all rights and obligations of the parties shall cease immediately upon termination, except that:

(i)	termination shall not affect the then accrued rights and obligations of the parties; and

(ii)
termination shall be without prejudice to the continued application of this Clause and Clauses 13 and 14, 16.2 to 19  (and all provisions relevant to the interpretation and enforcement thereof) which shall remain in full force and effect.

(b)
In the case of termination pursuant to Clause 9.1(cc), each Seller shall (in addition to any other remedy the Purchaser or SPAC may have) indemnify the Purchaser and SPAC against all costs and expenses (including the costs and expenses of legal, financial, accounting and other advisers) incurred by the Purchaser or SPAC in connection with the negotiation, preparation, execution and termination of this Agreement and the proposed purchase of the Sale Shares (and all due diligence and other investigations and research in connection therewith) or the satisfaction of any of the Conditions set forth in Clause 3.1.

10.	ESCROW AND RELEASE SCHEDULE FOR INVESTOR SHARES AND ADDITIONAL SHARES

10.1
Subject to Clause 4.2 of this Agreement, and subject to Closing having taken place, the Investor Shares shall be allotted and issued to any Third Party Investor(s) and/or their respective nominees free from Encumbrances on the Closing Date.

10.2
Subject to Closing having taken place, the Additional Shares shall be released to the Sellers in four tranches subject to and in accordance with the terms and conditions of the Escrow Agreement. The schedule of release shall be as follows:-

(a)	(i)	At Closing, subject to Clause 10.2(a)(ii) below and the restrictions set out in Clause 7.4, 2,750,000 Additional Shares shall be released to the Sellers.

(ii)
In the event that the aggregate number of Investor Shares issued and allotted to the Third Party Investor(s) and the Additional Shares released to the Sellers pursuant to Clause 10.2(a)(i) above constitute less than 51% of the entire issued share capital of the Purchaser immediately after Closing, additional number of Additional Shares (“Closing Adjustment Shares”) amounting to the difference between the number of shares representing 51% of the entire issued share capital of the Purchaser and 2,750,000 shall be released to the Sellers to ensure that the aggregate shareholding held by the Third Party Investor(s) and the Sellers is not less than 51% of the entire issued share capital of the Purchaser.

(iii)
The remaining Additional Shares issued shall be delivered to the Escrow Agent to be held by it in escrow subject to and in accordance with this Clause and the terms and conditions of the Escrow Agreement.

(b)	(i)
If the 2009 Adjusted Earnings are not less than the 2009 Target Earnings, such number of Additional Shares amounting to the difference between 8,555,180 and the Closing Adjustment Shares shall be released by the Escrow Agent to the Sellers within 10 days of the completion of the 2009 Audit.

(ii)	If the 2009 Adjusted Earnings are less than the 2009 Target Earnings, the release of this tranche of Additional Shares will be deferred, subject to the other provisions set out in this Clause 10.

(c)	(i)	If the 2010 Adjusted Earnings are not less than the 2010 Target Earnings,

(A)	an aggregate of 4,277,590 Additional Shares; and

(B)	if there were Additional Shares deferred from last year as referred to in Clause 10.2(b)(ii), such Additional Shares shall be released by the Escrow Agent to the Sellers within 10 days of the completion of the 2010 Audit.

(ii)
If the 2010 Adjusted Earnings are less than the 2010 Target Earnings, the release of this tranche of Additional Shares set out in (i)(A) above, as well as any Additional Shares deferred from the preceding year, will be deferred, subject to the other provisions set out in this Clause 10;

(d)	If the 2011 Adjusted Earnings are not less than the 2011 Target Earnings: -

(i)	an aggregate of 1,425,863 Additional Shares; and

(ii)	if there were Additional Shares deferred from the previous year(s) as referred to in Clauses 10.2(b)(ii) and/or 10.2(c)(ii), such Additional Shares shall be released by the Escrow Agent to the Sellers within 10 days of the completion of the 2011 Audit.

(e)	The number of Additional Shares to be released to each Seller in each tranche shall be subject to and in accordance with the terms and conditions of the Escrow Agreement.

10.3
In the event that the 2011 Adjusted Earnings are less than the 2011 Target Earnings, any Additional Shares which are still held in escrow shall be released to the Sellers within 10 days of the completion of the 2011 Audit in accordance with the following formula:

Additional Shares to be released	=	2011 Adjusted Earnings 2011 Target Earnings	x the number of Additional Shares held in escrow

10.4	Any Additional Shares still held in escrow which have not been released pursuant to Clause 10.3 shall be cancelled.

11.	EARN-OUT SHARES

11.1
Subject to Closing having taken place and compliance with all applicable Regulations, the Sellers shall be entitled to receive 2,212,789 additional new ordinary shares of the Purchaser (“Earn-out Shares”) provided that the 2011 Adjusted Earnings are not less than the 2011 Target Earnings.

11.2	Subject to Clause 11.1, each Seller shall receive the number of Earn-out Shares set opposite its name in the following table: -

Sellers	Number of Earn-out Shares

Mr. Lin	889,925

Ms. Chen	586,269

RichWise	267,579

Tiancheng	234,508

Haima	117,254

Eagle Rise	117,254

Earn-out Shares shall be issued on or before the date falling twenty-one (21) Business Days following the completion of the 2011 Audit. The Earn-out Shares shall rank pari passu in all respects with the issued shares of the Purchaser existing as at the date of issue of the Earn-out Shares under the Purchaser’s Constituent Documents, including all rights to dividends and other distributions.

12.	REPURCHASE OF SPAC WARRANTS

12.1
Windrace undertakes with the Purchaser and SPAC that, from the date hereof, it shall purchase such number of SPAC’s warrants (“SPAC Warrants”) or enter into such other transactions which shall have the effect of reducing the dilutive effect of the SPAC Warrants at such time and consideration as the board of Windrace deems beneficial to the interests of its shareholders.  Any SPAC Warrants repurchased shall be cancelled.

13.	LIMITATION OF LIABILITIES

13.1
The parties hereby agree that the entire liability of (i) all of the Sellers and the Founders to the Purchaser and SPAC; and (ii) the Purchaser and SPAC to all of the Sellers and the Founders, under this Agreement, the Deed of Indemnity and/or in respect of any and all matters/transactions contemplated under this Agreement including but not limited to sums payable in respect of claims (whether contractual, tortious or otherwise) (“Claims”) (exclusive of any loss of opportunity in other investments) arising out of any one or more of the following:-

(a)	breaches of the express or implied terms of this Agreement;

(b)	any indemnity, damages or compensation in respect of the matters set out in this Agreement;

(c)	all Claims for breach of any undertakings/covenants/representations made by the Sellers under this Agreement;

(d)	all Claims for breach by the parties hereunder of any of their obligations or commitment under this Agreement; and

(e)	interest (if any) in respect of any of the above payments,

shall be set out in Clause 13.2.

13.2	(a)
Except as set forth in Clause 13.3, the total liability of all of the Sellers and the Founders in contract, tort (including negligence), breach of statutory duty, misrepresentation, restitution or otherwise shall be limited to US$6,800,000 in aggregate.

(b)
Except as set forth in Clause 13.3, the total liability of the Purchaser and SPAC in contract, tort (including negligence), breach of statutory duty, misrepresentation, restitution or otherwise shall be limited to US$6,800,000  in aggregate.

13.3	Nothing in this Agreement limits or excludes any party’s liability:

(a)	for death or personal injury resulting from negligence; or

(b)	any damage or liability incurred as a result of fraud or fraudulent misrepresentation; or

(c)	any other matter in respect of which it would be illegal for any party to exclude or limit its liability.

13.4
All of the Sellers and the Founders on the one hand and the Purchaser and SPAC on the other hand shall not be entitled to recover more than once in respect of any one breach giving rise to a claim under this Agreement.

13.5	The rights of the Purchaser and SPAC in respect of any Claim under this Agreement shall be restricted in the following manner:

(a)
no Claim under this Agreement shall be made against any Seller and Founder unless written notice thereof (specifying the nature, quantum and full particulars) shall have been given by the Purchaser or SPAC to the relevant Seller(s) and Founder(s) on or before the expiry of three (3) years after the Closing Date;

(b)
no Claim under this Agreement shall be made unless the amount of the claim or the aggregate amount of the Claims is over US$100,000, and for this purpose no Claim shall be aggregated unless its amount is over US$20,000.

13.6	The rights of the Sellers and the Founders or any of them in respect of any Claim under this Agreement shall be restricted in the following manner:

(a)
no Claim under this Agreement shall be made against the Purchaser and SPAC unless written notice thereof (specifying the nature, quantum and full particulars) shall have been given by the Sellers and the Founders to the Purchaser and SPAC on or before the expiry of three (3) years after the Closing Date;

(b)
no Claim under this Agreement shall be made unless the amount of the claim or the aggregate amount of the Claims is over US$100,000, and for this purpose no Claim shall be aggregated unless its amount is over US$20,000.

13.7
Without prejudice to the provisions set out in Clauses 7 and 13 hereof or any other provisions in this Agreement, it is expressly agreed and confirmed by the parties that all the obligations and liabilities of the Sellers under this Agreement and/or any matters contemplated therein, including without limitation, those under Clause 5, shall be on a several basis.  Where an obligation or liability under this Agreement and/or any matters contemplated herein is attributable to or the responsibility of two or more Sellers, each such Seller shall be responsible and liable in a proportion equal to the number of Windrace shares held by such Seller as at the date of this Agreement divided by the aggregate number of Windrace shares held by all the Sellers who are so liable as at the date of this Agreement.  Where an obligation or liability under this Agreement and/or any matters contemplated herein is attributable to or the responsibility of one Seller only, that Seller shall be solely responsible for performing or discharging such obligation or liability in full.  Notwithstanding the foregoing, all the obligations and liabilities of the Founders under this Agreement, the Deed of Indemnity and/or any matters contemplated in such documents shall be on a joint and several basis and the Founders shall be jointly and severally responsible for any Claims against all or any of the Founders.

14.	ANNOUNCEMENTS AND CONFIDENTIALITY

14.1	No public announcement or communication of any kind shall be made or issued in respect of the subject matter of this Agreement by any party hereto, save:

(a)	with the prior written consent of the other party hereto which may not be unreasonably withheld or delayed;

(b)
to the extent required by applicable Regulations, provided the party required to make or issue an announcement or communication has, if and to the extent practicable, first consulted (giving a reasonable amount of information and time to) the other party and taken into account the reasonable requirements of the other parties; or

(c)
where such announcement or communication is made or issued by the Sellers after Closing to a customer, client or contractor of the Windrace Group Company  informing it of the Purchaser’s purchase of the Sale Shares.

14.2
Each party shall at all times keep confidential, treat as privileged, and not directly or indirectly make or allow to be made any disclosure or use of any oral or written information relating to the other party (including any aspect of that party’s businesses or customers or the existence or subject matter of this Agreement or any information, data, documents obtained or to be obtained during the conduct of due diligence investigation (“Confidential Information”), except to the extent:

(a)
required by applicable Regulations and then only after advising the other relevant party or parties of that requirement and consulting (giving a reasonable amount of information and time to) that other party or parties in respect of the relevant matter and taking into account the reasonable requirements of the other party;

(b)
necessary to obtain the benefit of, or to carry out obligations under, this Agreement, which shall include the ability to disclose Confidential Information to any employees or advisers who need to have it for purposes directly connected with the transactions provided for in this Agreement, provided that the relevant disclosing party shall advise such employees or advisers of the confidential nature of the Confidential Information and shall use all reasonable endeavours to procure that such persons keep the relevant Confidential Information strictly confidential and shall indemnify the other party in respect of all costs, claims, actions, proceedings, losses and liabilities in connection with any unauthorised disclosure or use of the Confidential Information by such persons; or

(c)	that the information is or becomes available in the public domain without breach by a party of its confidentiality obligations under this Clause or at law.

15.	APPOINTMENT OF SPECIAL LEGAL ADVISORS

Windrace undertakes with the Purchaser and SPAC that it shall appoint any advisor, consultant or specialist deemed necessary or desirable by Morgan Joseph & Co. Inc., the financial advisor of SPAC, to secure the SPAC Stockholder Approval as set out in Clause 3.1(a) or as otherwise necessary or desirable to effectuate the transactions contemplated under this Agreement.

16.	STAMP DUTY AND EXPENSES

16.1	Stamp duty (if any) payable on the instrument(s) of transfer relative to the purchase of the Sale Shares shall be borne as to one half by the Sellers and as to the other half by the Purchaser.

16.2
Save as expressly provided herein, all expenses incurred by or on behalf of the parties and their advisers including all fees of agents, representatives, solicitors, accountants, actuaries and other advisers employed by any of them, in connection with the negotiation, preparation or execution of this Agreement, shall be borne solely by the party who incurred the liability.

17.	GENERAL

17.1
Time shall be of the essence in this Agreement, both as regards the dates and periods specifically mentioned and as to any dates and periods which may, by agreement in writing among or on behalf of the parties, be substituted for them.

17.2
No failure to exercise, or delay in exercising, any right or remedy under this Agreement will operate as a release or waiver of such right or remedy or any other right or remedy, nor will any single or partial exercise of any right or remedy under this Agreement or provided by law preclude any other or further exercise of it or the exercise of any other right or remedy. A waiver of any breach of this Agreement or any right of remedy under this Agreement shall not be effective, or implied, unless that waiver is in writing and is signed by the party against whom that waiver is claimed.

17.3
This Agreement supersedes any previous agreement between the parties in relation to the acquisition of the Sale Shares and the parties acknowledge that no claim shall arise in respect of any agreement so superseded by this Agreement.  This Agreement (together with the documents referred to herein) contains the entire agreement between the parties hereto relating to the transactions provided for herein and there are no other warranties, conditions or terms applicable thereto whether express or implied.

17.4	Any variation to this Agreement shall be binding only if it is in writing and signed by or on behalf of each party.

17.5
If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provisions in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative, or unenforceable to any extent whatsoever.

17.6	The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

17.7
The rights and obligations contained in this Agreement (including but not limited to the undertakings, warranties, representations and indemnities) remain in force after Closing, except to the extent that they have been fully performed or where this Agreement provides otherwise.

17.8
Subject to the terms and conditions of this Agreement, each party shall execute and deliver such certificates and other documents and take such actions as may reasonably be requested by the other party in order to effect the transactions contemplated by this Agreement.

17.9	This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same document.

17.10	No party may assign or transfer or purport to assign or transfer any of its rights or obligations under this Agreement without the written consent of the other parties.

17.11
Reference herein is made to the Prospectus.  Each of the parties hereto other than SPAC has read the Prospectus and understands that SPAC has established the trust account described in the Prospectus for the benefit of the public stockholders and the underwriters of SPAC’s initial public offering (the “Underwriters”) and that, except for certain exceptions described in the Prospectus, SPAC may disburse monies from the trust account only: (i) to the public stockholders in the event of the conversion of their shares or the liquidation of  SPAC; or (ii) to SPAC only from the interest income amounts necessary to pay taxes on such interest income amounts and up to US$1,350,000 for working capital; or (iii) to SPAC and the Underwriters after consummation of a business combination, as described in the Prospectus.  Each of the parties hereto other than SPAC hereby agrees that it does not have any right, title, interest or claim of any kind in or to any monies in the trust account (a “Trust Claim”) and hereby waives any Trust Claim it may have now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with SPAC and will not seek recourse against the trust account or any funds distributed therefrom for any reason whatsoever.

Except for expenses deemed necessary or advisable by SPAC or the Purchaser to effectuate the transactions contemplated under this Agreement and the disbursements permitted under this Clause 17.11, SPAC and the Purchaser hereby agree that none of them will engage in discussions or negotiations or enter into letters of intent, memorandum of understanding, contracts, agreements, arrangements or transactions of any nature with any third party involving a payment by SPAC or the Purchaser with monies in the trust account between the date hereof and Closing.

17.12
Each of the Majority Shareholders hereby irrevocably and unconditionally authorises RichWise or such other person acceptable to the Purchaser and SPAC as the agent of all the Majority Shareholders (the “Majority Shareholders’ Agent”) to act on their behalf in all matters contemplated under Clause 9.2.  All actions taken by the Majority Shareholders’ Agent pursuant to Clause 9.2 shall be binding on all the Majority Shareholders.

17.13
Each of the Sellers and the Founders hereby irrevocably and unconditionally authorises RichWise to act on its behalf in all matters contemplated under Clause 19.3.  All actions taken by RichWise pursuant to Clause 19.3 shall be binding on all Sellers.

18.	NOTICES

18.1
Any notice or other communication under or in connection with this Agreement shall be in writing and shall be left at or sent by pre-paid registered post (if posted from and to an address in Hong Kong), pre-paid registered airmail (if posted from or to an address outside Hong Kong) or facsimile transmission to the party due to receive the notice or communication at its respective address or facsimile number set out below or to such other address and/or number(s) as may have been last specified by such party by written notice to each of the other parties hereto.

To the Sellers:

(1)	Shuipan Lin, accepting notices and other communications under Clause 18.1 on behalf of himself, Xiayu Chen, Tiancheng and Haima

Address:	No. 103, Qiancanggong Road, Huatingkou Village, Chendai Town, Jinjiang City, Fujian Province, the PRC

Telephone:	86-595-8285-8888

Facsimile:	86-595-8206-9999

(2)	RichWise International Investment Group Limited, accepting notices and other communications under Clause 18.1 on behalf of itself and Eagle Rise

Address:	Room 4101 Landmark, 4028 Jintin Road, Fujian District, Shenzhen, PRC

Attention:	Jinlei Shi

Telephone:	86-755-8283-9998

Facsimile:	86-755-8283-9966

To Windrace:

Address:	Xidelong Industrial Zone, Jinjiang, Fujian, the PRC

Attention:	Shuipan Lin

Telephone:	86-595-8285-8888

Facsimile:	85-595-8206-9999

To the Purchaser and SPAC

Address:	221 Boston Post Road East
Suite 410
Marlborough, MA 01753

Attention:	G. George Lu

Telephone:	+1 (508) 624-4948

Facsimile:	+1 (508) 624-4988

with a copy to

(1) Seyfarth Shaw LLP
Attn: Michel J. Feldman
131 S. Dearborn Street
Suite 2400
Chicago, IL 60603
Telephone: +1 (312) 460-5613
Facsimile: +1 (312) 460-7613

(2) Deacons
Attn: Eugina Chan / Rosita Chu
5th Floor, Alexandra House,
18 Chater Road
Central, Hong Kong
Telephone: 2825 9211
Facsimile: 2810 0431

18.2	In the absence of evidence of earlier receipt, a notice or other communication is deemed given:

(a)	if delivered personally, when left at the address referred to in Clause 18.1;

(b)	if sent by mail except air mail, two (2) days after posting; and

(c)	if sent by air mail, six (6) days after posting;

(d)	if sent by fax, on completion of its transmission.

In proving the giving of a notice by mail it shall be sufficient to prove that the envelope containing such notice was properly addressed and posted.

19.GOVERNING LAW AND JURISDICTION

19.1	This Agreement is governed by, and shall be construed in accordance with, the laws of Hong Kong.

19.2
Each party hereby irrevocably submits to the non-exclusive jurisdiction of the courts of Hong Kong in respect of all matters arising in connection with this Agreement. The submission to the jurisdiction of the courts of Hong Kong shall not (and shall not be construed so as to) limit the right of one party or several parties to take proceedings against the other parties (or any of them) in any other court of competent jurisdiction, nor shall the taking of proceedings by one party or several parties in any one or more jurisdictions preclude such party or parties taking proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable law.

19.3
RichWise hereby irrevocably appoints Jones Day of 29/F., Edinburgh Tower, the Landmark, 15 Queen’s Road, Central, Hong Kong as the agent to accept service of legal process on behalf of the Sellers as a group and each of the Sellers.  Service of legal process upon such process agent of RichWise shall be deemed completed whether or not such legal process is forwarded to or received by any Seller.  RichWise hereby irrevocably agrees that, if the process agent ceases to have an address in Hong Kong or ceases to act as the process agent on behalf of the Sellers as a group and each of the Sellers, it shall appoint a new process agent in Hong Kong for the same purposes and will deliver to the other parties within fourteen (14) days a copy of a written acceptance of appointment by the process agent.  If at any time RichWise appoints a new process agent, it shall give written notice to the other parties of such appointment and until such time service on the process agent last known to the other parties shall be deemed to be effective service.

19.4
Each of the Purchaser and SPAC hereby irrevocably appoints Law Debenture Services (H.K.) Limited of Room 3105, Alexandra House, 18 Chater Road, Central, Hong Kong as its agent to accept service of legal process on its behalf.  Service of legal process upon the process agent of each of the Purchaser and SPAC shall be deemed completed whether or not such legal process is forwarded to or received by the Purchaser and SPAC.  Each of the Purchaser and SPAC hereby irrevocably agrees that if its process agent ceases to have an address in Hong Kong or ceases to act as its process agent it shall appoint a new process agent in Hong Kong for the same purposes and will deliver to the other parties within fourteen (14) days a copy of a written acceptance of appointment by the process agent.  If at any time any of the Purchaser and SPAC appoints a new process agent it shall give written notice to the other parties of such appointment and until such time service on the process agent last known to the other parties shall be deemed to be effective service.

IN WITNESS whereof this Agreement has been duly executed on the date first above written.

EXECUTED AS AN AGREEMENT

SIGNED BY SHUIPAN LIN	)
in the presence of :-)

/s/

SIGNED BY XIAYU CHEN	)
in the presence of :-)

/s/

SIGNED BY	)
)
for and on behalf of	)
TIANCHENG INT’L	)
INVESTMENT GROUP LIMITED	)
in the presence of :-)

/s/

SIGNED BY	)
)
for and on behalf of	)
RICHWISE INTERNATIONAL	)
INVESTMENT GROUP LIMITED	)
in the presence of :-)

/s/

SIGNED BY	)
)
for and on behalf of	)
HK HAIMA GROUP LIMITED	)
in the presence of :-)

/s/

SIGNED BY	)
)
for and on behalf of	)
EAGLE RISE INVESTMENTS	)
LIMITED	)

in the presence of :-)

/s/

SIGNED BY	)
)
for and on behalf of	)
WINDRACE INTERNATIONAL	)
COMPANY LIMITED	)
in the presence of :-)

/s/

SIGNED BY	)
)
for and on behalf of	)
EXCEED COMPANY LTD.	)
in the presence of :-)

/s/

SIGNED BY	)
)
for and on behalf of	)
2020 CHINACAP ACQUIRCO, INC.	)
in the presence of :-)

/s/

SCHEDULE 1

DETAILS OF SELLERS

Column (1)	Column (2)	Column (3)
Sellers’ name and address and Company number	Number of ordinary share(s) held by Sellers	Shareholding percentage (%) of the entire issued share capital of Windrace

		Current shareholding structure	As adjusted after completion of the Redemption (2)
Mr. Lin Address: No. 103, Qiancanggong Road, Huatingkou Village, Chendai Town, Jinjiang City, Fujian Province, the PRC	61,375 (of which 37,000 ordinary shares are beneficially owned by Mr. Lin and 24,375 ordinary shares are held on trust for Ms. Chen.)	61.375% (of which 37.000% of the entire issued share capital of Windrace is beneficially owned by Mr. Lin and 24.375% of the entire issued share capital of Windrace is held on trust for Ms. Chen.)	66.712% (of which 40.217% of the entire issued share capital of Windrace is beneficially owned by Mr. Lin and 26.495% of the entire issued share capital of Windrace is held on trust for Ms. Chen.)
Ms. Chen Address: No. 103, Qiancanggong Road, Huatingkou Village, Chendai Town, Jinjiang City, Fujian Province, the PRC	24,375	24.375%	26.495%
Tiancheng Address: Unit B, 16th Floor, CKK Comm Ctr, No 289-295 Hennessy Road, Wan Chai, Hong Kong Company number: 1203761	9,750	9.75%	10.598%
RichWise Address: Sea Meadow House, Blackburne Highway, Road Town, Tortola, BVI Company number: 625725	11,125	11.125%	12.092%
Haima Address: Unit B, 16th Floor, CKK Comm Ctr, No 289-295 Hennessy Road, Wan Chai, Hong Kong Company number: 1203741	4,875	4.875%	5.299%
Eagle Rise Address: Sea Meadow House, Blackburne Highway, Road Town, Tortola, BVI Company number: 1453334	4,875	4.875%	5.299%
Total	92,000	92.000% (1)	100.000%

Note:

(1) The remaining 8.000% of the issued share capital of Windrace consists of 8,000 preferred shares, all of which are held by Elevatech.

(2) Pursuant to the Elevatech Letter Agreement, all of the preferred shares will be redeemed by Windrace simultaneously with the Closing.

SCHEDULE 2

PART A

DETAILS OF WINDRACE

Company name :	Windrace International Company Limited
Company number:	207339

Place of incorporation :	Cayman Islands

Date of incorporation :	March 25, 2008

Share capital :	Authorized:	HK$390,000 divided into 3,892,000 ordinary shares of HK$0.10 each and 8,000 preferred shares of HK$0.10 each
Issued:
100,000 shares of HK$0.10 each, including 92,000 ordinary shares held by Sellers and 8,000 preferred shares held by Elevatech. All of the issued preferred shares will be redeemed by Windrace in exchange for the issue of the Promissory Note.

Director(s) :	Mr. Lin Cai Wanjiang Sun Jun Sun Yining Jin Jichun
Registered office :	Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands

Shareholder(s):
Registered Shareholder(s)	Beneficial Shareholder(s)	Number of share(s) held		Shareholding percentage (%) of the entire issued share capital of Windrace
		Ordinary shares	Preferred shares
Mr. Lin	Mr. Lin	37,000		37.000%
	Ms. Chen	24,375		24.375%

RichWise	RichWise	11,125		11.125%

Tiancheng	Tiancheng	9,750		9.750%
Haima	Haima	4,875		4.875%
Eagle Rise	Eagle Rise	4,875		4.875%
Elevatech	Elevatech		8,000	8.000%
Total	_	92,000	8,000	100.000%

SCHEDULE 2

PART B

DETAILS OF SUBSIDIARIES OF WINDRACE

Company name :	福建喜得龍體育 用品有限公司 (Fujian Xidelong Sports Goods Co., Ltd.)	喜得龍(中國)有限 公司 (Xidelong (China) Co. Ltd.)	Hei Dai Lung Group Company Limited	XDLong Investment Holding Limited
Company number:	350500400009643	350500400009872	869560	1426312
Place of incorporation :	PRC	PRC	Hong Kong	BVI
Date of incorporation :	September 26, 2001	April 13, 2004	November 5, 2003	August 17, 2007
Authorized share capital :	N/A	N/A	HK $10,000 divided into 10,000 shares of HK$1.00 each	Authorized to issue a maximum of 50,000 shares in US$
Issued share capital:	HK$25,000,000	HK$180,000,000	HK$10,000	US$100
Director(s) :	Mr. Lin Ms. Chen Mr. Ding Dongdong	Mr. Lin Ms. Chen Mr. Ding Dongdong	Xdlong Investment Holding Limited	Mr. Lin
Registered shareholder(s) (number of share(s) held or Percentage of shares held) :	Hei Dai Lung Group Company Limited 100%	Hei Dai Lung Group Company Limited 100%	Xdlong Investment Holding Limited 100%	Windrace 100%
Beneficial shareholder(s) (number of share(s) held or Percentage of share(s) held) :	Hei Dai Lung Group Company Limited 100%	Hei Dai Lung Group Company Limited 100%	Xdlong Investment Holding Limited 100%	Windrace 100%

SCHEDULE 3

COMPLETION OBLIGATIONS

A.         Obligations of the Sellers

1.           ACTIONS

The following actions:

1.1	Holding of a meeting, or signing written resolutions, of the board of directors of Windrace at or in which resolutions shall be passed approving:

(a)
the transfer of the Sale Shares in Windrace, their registration in the statutory book of Windrace and the issue of the new share certificate(s) to the Purchaser and/or its nominee(s) upon presentation of duly executed transfer;

(b)	the execution of the counterparts of the Deed of Indemnity by the Founders;

(c)	the issuance of the Promissory Note and the issuance of the preference shares issuable upon conversion of the Promissory Note (the “Conversion Shares”); and

(d)	the execution of the counterparts of the Escrow Agreement by the Sellers.

1.2	Redemption and issuance of the Promissory Note to Elevatech as consideration for the Redemption.

1.3	Issuance by Mr. Lin and RichWise of their respective Personal Guarantees to Elevatech.

1.4	Adoption of an amendment to the restated articles of association of Windrace providing for the issuance of the Conversion Shares upon the conversion of the Promissory Note.

1.5	Delivery of an instruction letter to Windrace’s registered agent authorizing registration of Elevatech as a holder of the Conversion Shares upon their issuance by Windrace.

1.6
Signing of an amendment agreement to the Shareholders’ Agreement providing for its continued effectiveness in the event Elevatech becomes a holder of the Conversion Shares (the “Conversion Time”) and for the redemption referred to in 1.8 below.

1.7
Signing of a Deed of Adherence between Windrace and the Purchaser, the form of which is set forth Schedule 2 to the Shareholders’ Agreement (the “Deed of Adherence”), providing for the Purchaser’s agreement to become a party to the Shareholders’ Agreement at the Conversion Time.

1.8
Signing of a deed of covenant in favour of Elevatech providing that, in the event that Elevatech holds any preferred shares in Windrace or Conversion Shares after the completion of the Financing Transaction (as defined in the Elevatech Letter Agreement) and Mr. Lin or RichWise transfers any shares they hold in the Purchaser prior to December 31, 2009, then any preferred shares in Windrace or Conversion Shares held by Elevatech shall be immediately redeemable under the terms and conditions of such preferred shares in Windrace or Conversion Shares, as the case may be.

2.           DELIVERY OBLIGATIONS

  Delivery of the following documents to the Purchaser: -

2.1	Valid share certificate(s) for the Sale Shares in the names of the Purchaser and/or in the name of its nominee(s).

2.2	(a)	Duly executed and valid instrument(s) of transfer in relation to the Sale Shares, such transfer to be in favour of the Purchaser and/or its nominee(s) as the Purchaser may direct.

(b)	The duly executed powers of attorney or other authorities under which any of the transfer have been executed.

2.3	Certified true copies of the minutes of the meeting or written resolutions at which the resolutions referred to in paragraph 1.1 of this Schedule 3 of this Agreement shall have been passed.

2.4
Certified true copies of the minutes of meetings or written resolutions comprising board and shareholders of the Sellers (other than Mr. Lin and Ms. Chen) approving and authorising the signing of this Agreement, as appropriate, the Deed of Indemnity and the Escrow Agreement (if not already delivered to the Purchaser).

2.5	All other consents and approvals (if any) to be obtained by Sellers for entering into this Agreement and sale of the Sale Shares to the Purchaser.

2.6
Evidence (whether by way of a certificate of an executive officer of the Sellers or otherwise), in a form reasonably satisfactory to the Purchaser, of satisfaction of the Conditions set out in Clause 3.1.

2.7	Counterparts of the Deed of Indemnity duly executed by the Founders.

2.8	Such other documents legally required to give good title to Sale Shares and to enable the Purchaser and/or its nominee to become the registered holder of Sale Shares.

2.9	Counterparts of the Deed of Adherence duly executed by Windrace.

2.10	Counterparts of the Escrow Agreement duly executed by the Sellers.

B.          Obligations of the Purchaser

1.           ACTIONS

The following actions:

1.1	Holding of a meeting, or signing written resolutions, of the board of directors of the Purchaser at or in which resolutions shall be passed approving:

(a)
the acquisition of the Sale Shares in accordance with the terms of this Agreement, the issue and allotment of the Additional Shares and, subject to Clause 4.2, the Investor Shares, their registration in the statutory book of the Purchaser and the issue of the new share certificate(s) to the Sellers or the Third Party Investor(s), as appropriate, and/or their nominee(s);

(b)	approving the Removal and the Appointments;

(c)	the Name Change, the Redomestication Merger and the Listing Relocation;

(d)	the execution of the counterparts of the Deed of Indemnity by the Purchaser;

(e)	the execution of the counterparts of the Deed of Adherence by the Purchaser; and

(f)	the execution of the counterparts of the Escrow Agreement by the Purchaser.

2.           DELIVERY OBLIGATIONS

Delivery of the following documents to the relevant Sellers (or the Escrow Agent in the case of paragraph 2.1, subject to and in accordance with the terms of the Escrow Agreement) and/or the Third Party Investor(s), as appropriate: -

2.1
Valid share certificate(s) for (a) the Additional Shares in the names of the Sellers and/or in the name of their nominee(s); and (b), subject to Clause 4.2, the Investor Shares in the names of the Third Party Investor(s), and/or in the name of their nominee(s).

2.2
A certified true copy or extract of its board resolutions approving and authorising (a) the signing of this Agreement, the Deed of Indemnity, and the Escrow Agreement; (b) allotment and issuance of the Additional Shares to the Sellers and/or their nominee(s); and, subject to Clause 4.2, allotment and issuance of the Investor Shares to the Third Party Investor(s) and/or their nominee(s).

2.3	Counterparts of the Deed of Indemnity duly executed by the Purchaser.

2.4
Certified true copies of all other consents and approvals as may be required by all applicable Regulations to be obtained by the Purchaser approving (a) the issuance and allotment of the Additional Shares to the Sellers and/or their nominee(s); and (b) the issuance and allotment of the Investor Shares to the Third Party Investor(s) and/or their nominee(s).

2.5	Such other documents legally required to give good title to Additional Shares and to enable the Sellers and/or their nominee(s) to become the registered holders of the Additional Shares.

2.6
Subject to Clause 4.2, such other documents legally required to give good title to Investor Shares and to enable the Third Party Investor(s) and/or their nominee(s) to become the registered holders of the Investor Shares.

2.7	Counterparts of the Deed of Adherence duly executed by the Purchaser.

2.8	Counterparts of the Escrow Agreement duly executed by the Purchaser.

C.           Obligations of SPAC

1.           ACTIONS

1.1
Issuance of an irrevocable instruction (which instruction shall be contingent upon Closing having occurred pursuant and subject to this Agreement) to LaSalle Global Trust Services directing the immediate payment of HK$306,267,580.48 (being the First Installment as defined in the Elevatech Letter Agreement) using proceeds from the trust account in which a substantial portion of the net proceeds of SPAC’s initial public offering are held (the “Elevatech Payment Instruction”).

1.2
Holding of a meeting, or signing written resolutions, of the board of directors of SPAC at or in which resolutions shall be passed approving the issuance of the Elevatech Payment Instruction at Closing.

2.           DELIVERY OBLIGATIONS

   Delivery of the following documents to the Sellers: -

2.1	A certified copy or extract of its board resolutions approving and authorising the signing of this Agreement, the Deed of Indemnity, the Elevatech Payment Instruction and the Escrow Agreement.

2.2	Counterparts of the Deed of Indemnity duly executed by SPAC.

2.3	Counterparts of the Escrow Agreement duly executed by SPAC.

2.4
A certified copy of the Elevatech Payment Instruction and evidence (whether by way of a certificate of an executive officer of SPAC or otherwise), in a form reasonably satisfactory to the Sellers, that such instruction has been properly delivered to LaSalle Global Trust Services.

SCHEDULE 4

PART A

SELLERS’ WARRANTIES

1.           AUTHORITY AND INFORMATION

1.1
Authority:  Each of the Sellers (other than Mr. Lin and Ms. Chen) is a duly incorporated and validly existing company under the laws of the place of incorporatin and each of the Sellers has full right, power and authority, and has taken all necessary action, to validly and duly to execute and deliver, and to exercise its rights and perform its obligations under, this Agreement and all other documents which are to be executed by each Seller at or before Closing, and this Agreement constitutes, and the documents which are to be executed by each Seller at or before Closing when executed will constitute, legal, valid and binding agreements or obligations of each Seller enforceable in accordance with their respective terms.

1.2
Power: Save for the SPAC Stockholder Approval referred to in Clause 3.1, each Seller has all the power (under its Constituent Documents or otherwise) to permit its entry into this Agreement and each Seller has all the power (under its Constituent Documents or otherwise) to transfer the Sale Shares in the manner set out herein and this Agreement (and its performance) has been duly authorised (other than Mr. Lin and Ms. Chen and such authorisation remaining in full force and effect) and executed by, and constitutes valid and legally binding obligations of, such Seller; save for normal compliance with applicable Regulations, there is no authorisation, consent, approval or notification required for the purposes of or as a consequence of the transfer of the Sale Shares or for the execution and delivery of this Agreement or the performance of its obligations hereunder either from governmental, regulatory or other public bodies or authorities or courts or from any third party pursuant to any contractual or any other arrangement to which any of the Sellers is a party; the transfer of the Sale Shares is not in contravention of any regulation binding on any of the Sellers.

1.3
Information provided:  All information given by the Sellers, or their respective advisers, to the Purchaser or the Purchaser’s advisers, relating to them or their businesses, activities, affairs, or assets or liabilities was, when given, and is now, true, complete and accurate in all material respects and not misleading in any material respect.

1.4
No information omitted:  There are no facts or circumstances, in relation to the assets, business or financial condition of each Seller, which have not been fully and fairly Disclosed in writing to the Purchaser or the Purchaser’s advisers, and which are material for disclosure to a buyer of the Sale Shares or which, if Disclosed, might reasonably have been expected to affect the decision of the Purchaser to enter into this Agreement, or the terms on which it would do so.

1.5
Information in Schedules: The information in Schedule 1 and Part A of Schedule 2 concerning such Seller is complete, accurate and not misleading.  The only directors of Windrace are the persons named in Part A of Schedule 2.

2.	SHARES

2.1	Shares: All of the Sale Shares held by such Seller are fully paid up or credited as fully paid up and rank pari passu in all respects.

2.2
Sale Shares:  Such Seller is the sole legal and/or beneficial owner of, and has full right, power and authority to sell and transfer, and will at Closing sell and transfer, the full legal and/or beneficial ownership of the Sale Shares set opposite its name in Column (2) of Schedule 1 free from all Encumbrances (of which there are none in existence) and with all rights now and hereinafter attaching thereto.

2.3	No options etc: Except as required by this Agreement and the Elevatech Letter Agreement, there is not and has never been:

(a)
any agreement or arrangement in force which provides for the present or future issue, allotment or transfer of, or grant to any person the right (whether conditional or otherwise) to call for the issue, allotment or transfer of, any share or loan capital of Windrace (including any option or right of pre-emption or conversion); or

(b)	any Encumbrance on or in relation to any issued or unissued shares of Windrace,

and no claim has been made by any person to be entitled to any such agreement, arrangement or Encumbrance which has not been waived in its entirety or satisfied in full.

SCHEDULE 4

PART B

FOUNDERS’ WARRANTIES

1.	INFORMATION

1.1
Information provided:  All information given by the Founders, any Windrace Group Company or their respective advisers, to the Purchaser or the Purchaser's advisers, relating to them or the Windrace Group or its business, activities, affairs, or assets or liabilities was, when given, and is now, true, complete and accurate in all material respects and not misleading in any material respect.

1.2
No information omitted:  There are no facts or circumstances, in relation to the assets, business or financial condition of the Windrace Group, which have not been fully and fairly Disclosed in writing to the Purchaser or the Purchaser's advisers, and which are material for disclosure to a buyer of the Sale Shares or which, if Disclosed, might reasonably have been expected to affect the decision of the Purchaser to enter into this Agreement, or the terms on which it would do so.

1.3
Information in Schedules: The information in Schedules 1 and 2 is complete, accurate and not misleading.  The only directors and officers of each Windrace Group Company are the persons named in Schedule 2.

1.4
Memorandum and articles:  The copy of the Constituent Documents of each Windrace Group Company given to the Purchaser or the Purchaser's advisers is accurate and complete in all respects and has embodied in it a copy of every such resolution all other things required to be embodied in it pursuant to the applicable legislation and fully sets out the rights and restrictions attaching to each class of share capital of each Windrace Group Company.

1.5
Resolutions:  Since the Last Accounts Date, no alteration has been made to the Constituent Documents of any Windrace Group Company and no resolution of any kind of the shareholders of any Windrace Group Company has been passed (other than resolutions relating to business at annual general meetings which was not inconsistent with each of its ordinary course of business).

2.	SHARES

2.1	Shares: The Sale Shares comprise the whole of the allotted and issued ordinary shares of Windrace.

2.2	No options etc: Except as required by this Agreement and the Elevatech Letter Agreement, there is not and has never been:

(a)
any agreement or arrangement in force which provides for the present or future issue, allotment or transfer of, or grant to any person the right (whether conditional or otherwise) to call for the issue, allotment or transfer of, any share or loan capital of any Windrace Group Company (including any option or right of pre-emption or conversion or any right or interest of similar nature); or

(b)	any Encumbrance on or in relation to any issued or unissued shares of any Windrace Group Company,

and no claim has been made by any person to be entitled to any such agreement, arrangement or Encumbrance which has not been waived in its entirety or satisfied in full.

2.3
No repurchases/financial assistance:  Except as Disclosed, no Windrace Group Company has at any time purchased or repaid any of its own share capital, or given or agreed to give any unlawful assistance in connection with any acquisitions of its or any other company’s share capital.

2.4	No other interests: No Windrace Group Company has:

(a)
any subsidiary or is or has ever been the holder or beneficial owner of, or has agreed to acquire, any share or loan capital of any company, in each case, other than the companies contained in Part B of Schedule 2; and/or

(b)	any branch, agency or place of business, or any permanent establishment.

3.	ACCOUNTS AND RECORDS

3.1	Accounts: The Accounts:

(a)
were prepared in accordance with the historical cost convention and on a proper and consistent basis; the bases and policies of accounting adopted for the purpose of preparing the Accounts are the same as those adopted in preparing the audited consolidation accounts of the Windrace Group in respect of the three last preceding accounting periods;

(b)
are complete and accurate in all material respects and give a true and fair view of the assets, liabilities, state of affairs and financial position of the Windrace Group at the Last Accounts Date and their profits for the financial period ended on that date;

(c)	comply with the requirements of the relevant Regulations;

(d)
have been prepared in accordance with generally accepted accounting principles and practices in the applicable jurisdiction (and in particular, in the case of any Windrace Group Company established in the PRC, in accordance with generally accepted accounting practice in the PRC);

(e)
and the Windrace Group’s business for the periods covered by them, were not affected by any extraordinary, exceptional or non-recurring item or by any other circumstance rendering the profits or losses for all or any of such periods unusually high or low, in each case which were not clearly Disclosed;

(f)	fully disclose all the material assets of the Windrace Group as at the Last Accounts Date;

(g)
fully disclose and make full provision in accordance with the relevant good accounting practice for all bad and doubtful debts and all liabilities and financial commitments of the Windrace Group outstanding at the Last Accounts Date, including contingent, unquantified or disputed liabilities; and

(h)
make full provision or reserve, in accordance with the principles set out in the notes included in the Accounts, for all Taxation (including any contingent or deferred liability) liable to be assessed on the Windrace Group, or for which it may be accountable, in respect of the period ended on the Last Accounts Date and such provision will be sufficient to cover all Taxation assessed or liable to be assessed on the Windrace Group or for which the Windrace Group is, may be or may become accountable in respect of profits, income-earnings, receipts, transfers, events and transactions up to and including the Last Accounts Date,

3.2
Records and documents:  Each Windrace Group Company has kept duly made up all requisite books of account (in accordance with good accounting principles), minute books, registers and financial and other records.  All Records:

(a)
have been fully, properly and accurately kept and completed in accordance with normal business practice and good accounting principles and comply with all applicable legal and accounting requirements and standards;

(b)	do not contain any material inaccuracies or discrepancies; and

(c)
give and reflect a correct view of its trading transactions, and its financial, contractual and trading position (and no notice or allegation that any of them is inaccurate or should be rectified has been received or made), and the Records and all other deeds and documents (including title deeds and documents), belonging to or which ought to be in the possession of the Windrace Group, and each Windrace Group Company’s seal, are in the possession of the relevant Windrace Group Company or its agents.

3.3
Statutory books:  The register of members and other statutory books of each Windrace Group Company have been properly kept and contain accurate and complete records of the matters with which they should deal in accordance with applicable legal requirements.

3.4
Minute books:  The minute books of directors' meetings and of shareholders' meetings of each Windrace Group Company respectively contain accurate records of all resolutions passed by the directors and the shareholders respectively of that company and no resolutions have been passed by either the directors or the shareholders of any Windrace Group Company which are not recorded in the relevant minute books.

4.	OTHER FINANCIAL MATTERS

4.1
No capital transactions:  Save as Disclosed, there were not at the Last Accounts Date, and, since the Last Accounts Date, no Windrace Group Company has made or incurred (or agreed to make or incur), any capital commitments, capital expenditure or any acquisition of a capital asset in excess of RMB10 million, in any single or a series of related transactions nor has it since the Last Accounts Date disposed of, or realised, or agreed to dispose of or realise, any capital or other assets (other than of stock-in-trade in the ordinary course) or any part of the Windrace Group’s business in excess of RMB10 million, in any single or a series of related transactions, or any interest in any of the aforesaid.

4.2
Sufficient working capital:  Having regard to existing bank and other facilities, the Windrace Group has sufficient working capital for the purposes of continuing to carry on its business in its present form, for the period of twelve (12) months after Closing and for the purposes of executing, carrying out and fulfilling, in accordance with their terms, all obligations to be performed within such twelve (12) month period pursuant to all orders, projects and contractual obligations which are binding upon it and remain outstanding.

4.3
Loans in ordinary course:  No Windrace Group Company has lent any money which has not been repaid to it, or owns the benefit of any debt (whether or not due for repayment), other than debts which have arisen in the ordinary course of its business, and no Windrace Group Company has made any loan or quasi-loan contrary to the applicable legislation.

4.4	Dividends:

(a)	Since the Last Accounts Date no dividend or other distribution has been, or is treated as having been, or has been proposed to be, declared, made or paid by any Windrace Group Company.

(b)
All dividends or distributions declared, made or paid by each Windrace Group Company have been declared, made or paid in accordance with its Constituent Documents and the applicable provisions of the applicable laws.

5.	TAXATION

5.1	General:

(a)
All notices, returns, computations and registrations (including, without limitation, returns registrations) of each Windrace Group Company for the purposes of Taxation have been made punctually on a proper basis and are correct and current and none of them is, or is likely to be, the subject of any dispute with any Taxation Authority.

(b)	All information supplied by or on behalf of each Windrace Group Company for the purposes of Taxation was when supplied and remains complete and accurate in all material respects.

(c)	All Taxation which each Windrace Group Company is liable to pay prior to Closing has been or will be paid prior to Closing.

(d)	No Windrace Group Company has paid or become liable to pay any penalty, fine, surcharge or interest charged by virtue of any Tax law or statute.

(e)
All payments by each Windrace Group Company to any person which ought to have been made after deduction or withholding of any sum for or on account of Tax have been so made and each Windrace Group Company (if required by law to do so) has accounted to the relevant Tax Authority for the Tax so deducted or withheld.  Proper records have been maintained in respect of all such deductions, withholdings and payments and all applicable Regulations have been complied with.

(f)
Full provision or reserve has been made in the Accounts for all Taxation assessed or liable to be assessed on each Windrace Group Company or for which each Windrace Group Company is accountable in respect of income, profits or gains earned, accrued or received or deemed to be earned, accrued or received on or before the Last Accounts Date and proper provision has been made in the Accounts for deferred Taxation in accordance with generally accepted accounting principals.

(g)
Each Windrace Group Company has sufficient records relating to past events to calculate the Taxation liability, relief or allowance which would arise on any disposal or realisation of any asset owned at the Last Accounts Date or acquired since the Last Accounts Date.

5.2	Investigations/anti-avoidance:

(a)
No Windrace Group Company has been subject to any audit or investigation by any Taxation Authority and to the Founders’ knowledge, there are no circumstances existing which make it likely that an audit or investigation will be commenced.

(b)
No Windrace Group Company, to the Founders’ knowledge, has entered into or been a party to any transaction or any scheme or arrangement of which the main purpose, or one of the main purposes, or the sole or dominant purpose, was the unlawful avoidance of or reduction in or the deferral or postponement of a liability to Taxation.

5.3	Concessions, clearances, elections and appeals:

(a)
The amount of Taxation chargeable on each Windrace Group Company during any accounting period on or within the three (3) years before the Last Accounts Date has not depended on any concession, agreement or other formal or informal arrangement with any Taxation Authority.

(b)
All particulars supplied to any Taxation Authority in connection with an application for any advance ruling, clearance or consent by or on behalf of any Windrace Group Company or affecting any Windrace Group Company were when supplied to the relevant Taxation Authority and remain complete and accurate in all material respects; any such advance ruling, clearance or consent has been obtained on the basis of full and accurate disclosure to the relevant Taxation Authority of all relevant facts and considerations; and any transaction for which an advance ruling, clearance or consent was obtained has been carried into effect only in accordance with the terms of the relevant advance ruling, clearance or consent.

5.4	Position since the Last Accounts Date: Since the Last Accounts Date:

(a)	no Windrace Group Company has changed its accounting year end or its method of accounting or accounting practice or policy, other than such changes required by the applicable Regulations;

(b)	no Windrace Group Company has declared, made or paid any dividend, bonuses or other distribution;

(c)
no Windrace Group Company has disposed of any asset (including stock) or supplied any service or business facility of any kind (including a loan of money or the letting, hiring or licensing of any property whether tangible or intangible) in circumstances where the consideration actually received or receivable for such disposal or supply was less than the consideration which could be deemed to have been received by any Windrace Group Company for Taxation purposes;

(d)
no event has occurred which gives or may give rise to Taxation for any Windrace Group Company in respect of deemed (as opposed to actual) income, profits or gains or which results or may result in any Windrace Group Company becoming liable to pay or bear a tax liability directly or primarily chargeable against or attributable to another person, firm or company.

6.           ASSETS

6.1
Assets owned:  Each Windrace Group Company legally and beneficially owned at the Last Accounts Date, and had good and marketable title to and possession of, and (except for current assets subsequently sold or realised in the ordinary course of business) still owns and has good and marketable title to and possession of, all the assets included in the relevant Accounts and to all assets acquired since the Last Accounts Date and not subsequently sold or realised as aforesaid, save for any sales or realizations in the ordinary course of business. No Windrace Group Company has acquired or agreed to acquire any assets since the Last Accounts Date, save for any purchases in the ordinary course of business.

6.2
All assets:  The assets owned by the Windrace Group, together with assets (if any) held under hire purchase, leasing or rental agreements listed in the Accounts (which are the only assets so held), comprise all the material assets necessary for the ordinary course of its business as now carried on.

6.3
No Encumbrance:  No Windrace Group Company has created, or granted, or agreed to create or grant, any Encumbrance in respect of any of the assets included in the Accounts, or to be acquired or agreed to be acquired since the Last Accounts Date, in each case otherwise than in the ordinary course of its business, or in respect of the undertaking, goodwill or uncalled capital of such company.

6.4	Stock:

(a)
The stock of raw materials, packaging materials and finished goods now held are adequate in relation to the current and anticipated trading requirements of the businesses of the Windrace Group for a period of four (4) months from the date hereof.

(b)	The stock-in-trade of the Windrace Group is in saleable condition and is capable of being sold by the relevant Windrace Group Company, in the ordinary course of its business.

6.5	Plant and equipment adequate: The plant, machinery, vehicles and other equipment owned or used by the Windrace Group:

(a)
are, in all material aspects, in a good and safe state of repair and condition (subject to normal wear and tear) and satisfactory working order and have been regularly and properly maintained to a normal technical standard, and in accordance with safety regulations usually observed in relation to assets of that description, and in accordance with the terms and conditions of any applicable leasing or similar agreement;

(b)
are in its possession and control in all material respects, and are its absolute property save as those which are subject to hire purchase agreement, leasing or hiring agreement, or similar agreement or arrangement, except for disposals made as a part of its ordinary course of business; and

(c)	are all capable and fit and (subject to normal wear and tear) for the purpose for which they were designed or purchased.

6.6
Maintenance:  Maintenance Contracts are in full force and effect in respect of all assets of capital nature of the Windrace Group which it is normal or prudent to have maintained by independent or specialist contractors, and in respect of all assets which the Windrace Group is obliged to maintain or repair under any leasing or similar agreement; provided that the absence of such contracts will not materially adversely affect the business of the Windrace Group.

6.7	Receivables: No part of the amounts included in the Accounts, as owing by any debtor:

(a)	is overdue by more than twelve (12) weeks; or

(b)	is the subject of any arrangement made otherwise than in the ordinary of course of business of the Windrace Group; or

(c)
has been realised or released on terms that any debtor pays less than the full book value of his debt, or has been deferred, subordinated or written off, or has proved to any extent to be irrecoverable, or is now regarded by the relevant Windrace Group Company as irrecoverable, or subject to doubt as to its recoverability, in whole or in part, or is subject to any counter-claim or set-off, except to the extent of any relevant provision or reserve relating thereto in the Accounts or for receivables in an aggregate outstanding book value not exceeding RMB5 million as of the date of the Accounts.

7.	LIABILITIES AND INDEBTEDNESS

7.1	No liabilities:

(a)
Except as provided by the Elevatech Letter Agreement, there are no liabilities, obligations or indebtedness of any nature (including liabilities under guarantees, mortgages or indemnities and other contingent liabilities) which have been assumed or incurred, or agreed to be assumed or incurred, by any Windrace Group Company other than those liabilities, obligations and indebtedness clearly Disclosed or incurred in the ordinary and proper course of trading since the Last Accounts Date and which have not caused any material adverse effect to any Windrace Group Company or its shareholder .

(b)
No Windrace Group Company is a party to or is liable (including, without limitation, contingently) under any Guarantee guaranteeing debts or obligations of any party not being a member of the Windrace Group;

(c)	No Windrace Group Company has factored any of its debts or engaged in financing of a type which would not require to be shown or reflected in the Accounts.

(d)	Save for the Elevatech Letter Agreement, no Windrace Group Company has entered into any agreements, arrangements or understandings for the creation, entry into or doing of any of the aforesaid things.

7.2
Borrowing restrictions:  The amounts borrowed by the Windrace Group (as determined in accordance with the provisions of the relevant instrument) do not exceed any limitation on its borrowing powers contained in its articles of association or other constitutional documents, or in any debenture or other deed or document binding upon it.

7.3	Facilities: In relation to all Facilities:

(a)	the amounts borrowed by any Windrace Group Company from each of its banks or other financial lending institution do not exceed the limits in the relevant Facilities;

(b)	there has been no contravention of, or non-compliance with, any provision of any of the Facilities;

(c)
except as Disclosed, to the Founders’ knowledge, there have not been, nor are there, any circumstances whereby the continuation of any of the Facilities might be prejudiced, or which might give rise to any alteration in the terms and conditions of any of the Facilities;

(d)	except as Disclosed, none of the Facilities is dependent on the guarantee or indemnity of, or any Encumbrance provided by, a third party other than any Windrace Group Company; and

(e)
except as Disclosed, none of the Facilities might be terminated or mature or be repayable prior to its stated maturity as a result of the acquisition of the Sale Shares by the Purchaser or any other thing contemplated in this Agreement.

7.4	No prepayment or enforcement: No Windrace Group Company has, since the Last Accounts Date:

(a)	repaid, or, to the Founders’ knowledge, become liable (with or without the giving of notice by any person) to repay, any Facility in advance of its stated maturity; or

(b)
received notice (whether formal or informal) from any lender of money to it or other persons, requiring repayment of any indebtedness or indicating that any Encumbrances in respect of any of its assets may be enforced, and no steps for the early repayment of any Facilities, or enforcement of any such Encumbrance, have been or may (to the Founders’ knowledge) be taken; and, to the Founders’ knowledge, there are no circumstances likely to give rise to, or would entitle any third party (with or without the giving of notice) to give or take, any such notice or steps.

8.	COMPLIANCE

8.1
Due incorporation: Each Windrace Group Company has been and remains validly incorporated or established pursuant to the laws of its country of incorporation or establishment in all respects, and all shares in each of the Windrace Group Company has been fully and duly paid up or credited as fully paid up in accordance with its Constituent Documents) for the time being in force and rank pari passu in all respects.

8.2
All licences held:  Except as Disclosed, each Windrace Group Company has the right, power and authority, and is duly qualified, to carry all businesses which it currently carries on in all jurisdictions, has obtained all legally required licences, consents and approvals from any person, authority or body for the proper carrying on of its businesses and all such licences, consents and approval are unconditional, valid and subsisting and have been properly obtained; no Windrace Group Company is in breach of any of the terms or conditions of any of such licences, consents and approvals and to the Founders’ knowledge, there are no factors that might in any way prejudice the continuation, or renewal, of any of them on substantially the same terms and conditions.

8.3
No breach of laws:  Except as Disclosed, no Windrace Group Company or any of its officers, agents or employees (during the course of their duties in relation to it), has committed, or omitted to do, any act or thing, the commission or omission of which is, or could be, in contravention of any applicable Regulation, giving rise to any fine, penalty, default proceedings or other liability on its part involving penalty sums of more than RMB500,000.  To the Founders’ knowledge, the Windrace Group has conducted and is conducting its business in all respects in accordance with all applicable Regulations, whether of the BVI, Cayman Islands, Hong Kong, the PRC or such relevant jurisdictions to which any Windrace Group Company is subject.

8.4
No investigations:  Except as Disclosed, to the Founders’ knowledge, there is and has been no governmental or other investigation, enquiry or disciplinary proceeding concerning any Windrace Group Company in any jurisdiction and none is pending or threatened.  To the Founders’ knowledge, no fact or circumstance exists which might give rise to any such investigation, enquiry or proceeding.

8.5
No disputes:  Except as Disclosed, there is no dispute with any revenue, or other governmental, department, agency or body in the BVI, Cayman Islands, Hong Kong, the PRC or elsewhere, in relation to the affairs of any Windrace Group Company, and to the Founders’ knowledge, there are no facts which may give rise to any dispute.

8.6
Compliance with memorandum and articles:  Except as Disclosed, each Windrace Group Company has, at all times, carried on business and conducted its affairs in all respects in accordance with the laws of its country of incorporation and its Constituent Documents for the time being in force.

8.7
All returns filed:  All filings, returns, particulars, resolutions and documents (including all incorporation documents) required by any Government Entity or the Companies Ordinance or any other legislation to be filed with the registrar of companies, or any other authority in any jurisdiction, in respect of any Windrace Group Company have been duly filed and were correct in all material respects at the time of their filing.

8.8
Security valid:  All Encumbrances, guarantees and indemnities in favour of any Windrace Group Company are valid, binding and enforceable in accordance with their terms and have (if legally required) been registered under and otherwise comply with any other applicable legislation.

8.9	Unlawful payments: No Windrace Group Company or, to the Founders’ knowledge, any person for whose acts or defaults any of the Windrace Group Companies may be vicariously liable has:

(a)	offered or made an unlawful or immoral payment, contribution, gift or other inducement to a government official or employee in any jurisdiction; or

(b)
induced a person (or procured another person) to enter into an agreement or arrangement with any Windrace Group Company or any third party by means of an unlawful or immoral payment, contribution, gift, or other inducement;

(c)	directly or indirectly made an unlawful contribution to a political activity.

9.	BUSINESS/TRADING/PRODUCTS

9.1	Since the Last Accounts Date: Since the Last Accounts Date:

(a)	the business of the Windrace Group has been continued in the ordinary and normal course and in the same manner as previously;

(b)	there has been no material deterioration:

(i)
in the turnover, or the financial or trading position, business or prospects of the Windrace Group or material change in its assets and liabilities (none of which have been written up or down since the Last Accounts Date);

(ii)	in the Windrace Group’s consolidated net asset value (on the same basis as that used in the Accounts); or

(iii)	or material change in the areas of business or business environment in which any Windrace Group Company operates;

(c)
no major supplier or customer of any Windrace Group Company has stopped doing business with it, or substantially reduced its supplies to or levels of business with it, or substantially changed the terms on which it is prepared to supply or do business with any Windrace Group Company (other than normal price changes), except for change for which Windrace Group Company is able to locate alternative suppliers or customers without materially adversely affecting the Windrace Group Company business taken as a whole; and

(d)
each Windrace Group Company's business has not been materially adversely affected by the termination, or a change in the terms, of an important agreement or by an abnormal factor materially adversely affecting Windrace Group Company’s businesses and, to the Founders’ knowledge, there are no facts or circumstances which might have a material adverse effect on Windrace Group Company's businesses taken as a whole;

9.2	Relationships: To the Founders’ knowledge, no circumstance exists whereby (whether by reason of an existing agreement or arrangement or otherwise):

(a)
any significant supplier of any Windrace Group Company will or may cease, or be entitled to cease, supplying it or will or may substantially reduce its supplies to it or will or may substantially change the terms on which it is prepared to do business with any Windrace Group Company that would materially adversely affect Windrace Group Company’s business taken as a whole (other than normal price changes) (for the purpose of this Agreement, a significant supplier means any of the top five (5) suppliers of the entire Windrace Group as reflected by the total purchase values for the fiscal year ended December 31, 2008);

(b)
any major customer of any Windrace Group Company will or may cease, or be entitled to cease, to deal with it or will or may substantially reduce its existing level of business with it or will be entitled to substantially change the terms on which it is prepared to do business with any Windrace Group Company (other than normal price changes) (for the purpose of this Agreement, a major customer means any of the top five (5) customers of the Windrace Group as reflected by the total turnover of the entire Windrace Group for the fiscal year ended December 31, 2008);

(c)	will lead to Windrace to reasonably expect any officer or senior employee of any Windrace Group Company will or, to the Founders’ knowledge, may leave his office or employment.

9.3
Warranties in respect of goods or services:  Except for a condition or warranty implied by law or contained in its standard terms of business or otherwise given in the usual course of business, no Windrace Group Company has given a guarantee, condition or warranty, or made a representation, in respect of goods or services supplied or agreed to be supplied by it, or accepted an obligation that could give rise to a liability after the goods or services have been supplied by it.

9.4
Joint ventures and partnerships:  No Windrace Group Company is /or has, agreed to become, a member of any joint venture, consortium, partnership or other unincorporated association, or a party to any agreement or arrangement for sharing commissions or other income.

10.	AGREEMENTS

10.1
No unusual agreements:  Except as Disclosed, no Windrace Group Company is a party to any Contract, instrument, transaction, arrangement, practice, liability or obligation (or offer, tender or proposal) which:

(a)	is outside its ordinary course of business;

(b)	is of a long-term nature (that is, unlikely to have been fully performed, in accordance with is terms, more than six months after the date on which it was entered into or undertaken);

(c)
is a swap, futures or derivatives contract of any nature or involves payment by it of amounts determined by reference to fluctuations in an index of retail prices or shares, or any other index, or any prices of securities, commodities or any other things, or any other benchmark of any nature or in the rate of exchange for any currency;

(d)
involves, or is likely to involve, the purchase or supply of goods or services the aggregate purchase or sales value of which will represent in excess of 10% of its turnover for the preceding financial year;

(e)	restricts any Windrace Group Company's freedom to operate any business or use its assets in any part of the world as it considers appropriate;

(f)
is prohibited, void, illegal or unenforceable, or has any consequences (including the application of disclosure, registration or notification  requirements), under any laws or requirements of any jurisdiction relating to competition, anti-trust, fair trading and similar matters.

10.2
Non arm's length transactions:  No Windrace Group Company is a party to, nor have its profits or financial position during the three (3) years prior to the date of this Agreement been affected by, any Contract, transaction or arrangement which is not entered into in the ordinary course of business and of an entirely arm's length nature.

10.3
No default by the Windrace Group Companies:  No Windrace Group Company is in default under any agreement, instrument or obligation binding on it.  To the Founders’ knowledge, no threat or claim of default, under any agreement, instrument or arrangement to which any Windrace Group Company is a party has been made and there is no circumstance whereby any such agreement, instrument or arrangement is invalid or, except as Disclosed, may be prematurely terminated, rescinded, repudiated or disclaimed by any other party and no notice has been received of any such party's intention, and no such party has sought, to terminate, rescind, repudiate or disclaim any such agreement, instrument or arrangement.

10.4
Material Contracts: Except as Disclosed, all material Contracts to which any Windrace Group Company is a party are valid, binding and enforceable in accordance with their terms under the laws of their relevant jurisdictions.  No event or circumstances have arisen or will arise before Closing which will enable the counterparties to terminate any of the material Contracts whether on account of a breach of the counterparties to the material Contracts or otherwise, and the Windrace Group would not do or permit anything to be done which may diminish, jeopardize or prejudice its right or interest under any of the material Contracts.

10.5	Effect of this Agreement: The execution of, or compliance with the terms of, this Agreement does not and will not:

(a)
conflict with, or result in the breach of, or constitute a default under, any of the terms, conditions or provisions of any agreement or instrument to which any Windrace Group Company is a party, or any provision of the memorandum or articles of association of any Windrace Group Company or any Encumbrance, lease, Contract, order, judgement, award, injunction, Regulation or other restriction or obligation of any kind or character by which or to which any asset of any Windrace Group Company is bound or subject;

(b)
relieve any person from any obligation to any Windrace Group Company (whether contractual or otherwise), or enable any person to terminate any obligation, or any right or benefit enjoyed by any Windrace Group Company, or, except as provided by the Elevatech Letter Agreement, to exercise any right, whether under an agreement with, or otherwise in respect of, any Windrace Group Company;

(c)	except as Disclosed, to the Founders’ knowledge, prejudicially affect the attitude of lenders of the Windrace Group;

(d)	result in the creation, imposition, crystallisation or enforcement of any Encumbrance whatsoever on any of the assets of any Windrace Group Company;

(e)
except as Disclosed, result in any present or future indebtedness or other Facilities of any Windrace Group Company becoming due, or capable of being declared due and payable, prior to its stated maturity; or

(f)
to the Founders’ knowledge, require any Windrace Group Company to obtain the consent or approval of any person, body or authority (whether as a matter of Regulation, Contract, or other requirement or expectation whether formal or not).

11.	RELATED PARTY MATTERS

11.1
No related party Contracts:  Except as Disclosed, there is not now outstanding, and there has not at any time during the three (3) years prior to the date of this Agreement been outstanding, any Contract or arrangement to which any Windrace Group Company is a party and in which:

(a)           any of the Sellers;

(b)	any other person who is a shareholder or the beneficial owner of any interest in any Windrace Group Company; or

(c)	any director or employee of any Windrace Group Company.

is or has been interested, whether directly or indirectly.

11.2
No competing business interest:  The Founders and their respective Affiliates do not have any rights or interests, directly or indirectly, in any businesses other than those now carried on by any Windrace Group Company which are or are likely to be, or become, competitive with the businesses of the Windrace Group.

11.3	Related indebtedness: There is no outstanding loan or indebtedness of any nature owed:

(a)	by any Windrace Group Company to any of the Sellers or any director or employee of any Windrace Group Company or any Affiliate of any such person; or

(b)	by any such person to any Windrace Group Company.

12.	LITIGATION AND INSOLVENCY

12.1
No litigation:  No Windrace Group Company or any person for whose acts or defaults it may be vicariously liable is involved in any litigation, arbitration, administrative or criminal or other proceedings involving a claim of more than US$100,000 ,  there are no such proceedings pending or threatened, either by or, to Founders’ knowledge, against any Windrace Group Company; and there is no order or penalty against any Windrace Group Company; and to the Founders’ knowledge, there is no fact or circumstance which is likely to give rise to any such proceedings involving any Windrace Group Company, in each of the above cases excluding ordinary debt collection proceedings by any Windrace Group Company.

12.2
No winding up:  No order has been made, or petition presented, or resolution passed for the winding up of or appointment of a provisional liquidator to any Windrace Group Company; nor has any receiver, manager or the like been appointed in respect of any Windrace Group Company's assets or undertakings; nor has any distress, execution or other process been levied in respect of any Windrace Group Company or any of their assets which remains undischarged; nor is there any unfulfilled or unsatisfied judgment, order, decree, award or decision outstanding against any Windrace Group Company or any person for whose acts or defaults it may be vicariously liable.

12.3	Insolvency: No Windrace Group Company is insolvent or unable to pay (or has stopped paying) its debts (or any of them) when they fall due.

13.	EMPLOYEES

13.1
Employees; Employment Agreements:  All persons who provide services to any Windrace Group Company are (i) employees of such Windrace Group Company or (ii) have entered into binding Contracts or agreements with such Windrace Group Company or other proper third party for the provisions of such services, in each case in accordance with all applicable Regulations

13.2
No changes to employment terms:  During the period to which the Accounts relate and since the Last Accounts Date or (where employment or holding of office commenced after the beginning of such period) since the commencement date of the employment or holding of office:

(a)
no material change has been made (or agreed to be made) in the rate of remuneration, or the emoluments or pension benefits, of any officer, ex-officer or senior executive of each Windrace Group Company (a “Senior Executive” being a person in receipt of remuneration in excess of RMB250,000 per annum or equivalent); and/or

(b)	no change has been made in any other material terms of employment of any Senior Executive.

13.3
No other emoluments:  Except as Disclosed, no Windrace Group Company is bound or accustomed to pay any moneys or other benefits other than in respect of remuneration, or emoluments of employment, or pension benefits, to, or for the benefit of, any officer or employee of any Windrace Group Company; in particular, there are no bonus, share option, incentive or other such schemes in operation or any schemes where any employee, officer or other person is entitled to any commission or remuneration of any sort calculated by reference to the turnover, profits or sales of any Windrace Group Company, or any agreements or arrangements relating to the aforesaid.

13.4
Contracts terminable on notice:  All subsisting Contracts of employment, to which any Windrace Group Company is a party, may be terminated at any time on one month's notice or less without giving rise to any claim for damages or compensation (other than compensation in accordance with the applicable laws).

13.5
No notice of termination:  Since the Last Accounts Date, no key employees of any Windrace Group Company has given or received notice terminating his employment or office, except as expressly contemplated in this Agreement.

13.6
Employee records:  Each Windrace Group Company has maintained up-to-date, full and accurate records regarding the employment of each of its employees (including, without limitation, details of terms of employment, payments of statutory entitlements, taxation, holidays, disciplinary and health and safety matters) and termination of employment.

13.7	No employee representatives: There are no agreements or other arrangements (whether or not legally binding) between any Windrace Group Company and any trade union or other body representing employees.

13.8	No disputes/liabilities:

(a)
To the Founders’ knowledge, no Windrace Group Company is involved in any dispute with, or subject to any claim (whether at the labour tribunal, in the Courts or otherwise) from, any of their current or former employees and to the Founders’ knowledge, there are no facts which might suggest that there may be any dispute or claim or that any of the provisions of this Agreement may lead to any such dispute or claim.

(b)
There is no claim involving more than US$100,000 pending or (to the Founders’ knowledge) threatened, against any Windrace Group Company, by an employee or workman or third party, in respect of any accident or injury, which are not fully covered by insurance.

(c)
Adequate provision has been made in the Accounts for all and any compensation, severance or other payment (whether under Regulation, relevant agreement or otherwise) for which any Windrace Group Company is or may be liable in respect of termination of employment, loss of office, wrongful or unfair dismissal, redundancy or similar matters.

13.9	No loans etc: No loan or advance or financial assistance has been made by any Windrace Group Company to any employee or officer or past or prospective employee or officer, which is outstanding.

13.10
Compliance: Each Windrace Group Company, and all its employees, consultants and other persons for whose acts it may be vicariously liable, have at all times complied with all applicable obligations under statute and otherwise concerning the treatment, health and safety of the employees and officers of the Windrace Group.

13.11
Payments re: employees: To the Founders’ knowledge, no Windrace Group Company has any outstanding undischarged liability to any employee or to pay to any governmental or regulatory authority (or officially required or sponsored fund or scheme) in any jurisdiction any contribution, taxation or other impost arising in connection with the employment or engagement of personnel by it.

14.	PENSIONS

14.1
No pension arrangements:  Save for compliance with applicable Regulations, no Windrace Group Company is under any legal or moral liability or obligation, or a party to any ex-gratia arrangement or promise, to pay any retirement or death or disability benefit, pension, gratuity, annuity,  superannuation allowance or the like, or life assurance, medical insurance or permanent health payments or the like (the aforesaid together, “Benefit”), to or for any of its past or present officers, employees or their dependant or other person; and there are no schemes, plans arrangements or proposals in relation to Benefits (or their Provision) or similar schemes or arrangements in relation to, or binding on, any Windrace Group Company (or their present or former employees) or to which any Windrace Group Company contributes or has contributed or proposes to contribute.

14.2
Payments:  All payments and contributions to, or relating to, a Benefit which is required to be made by any of the Windrace Group Company and its employees or other persons have been duly made. There has been no breach of the terms of any Benefit, or of any laws or regulations applying in respect of such Benefit, by any Windrace Group Company or by any of the trustees, managers and administrators (if any) of such Benefit.

15.	PROPERTY

15.1	Owned Property: The information contained in Schedule 9 in relation to the location and ownership of each Owned Property is held is true, accurate and complete in all respects.

15.2
All properties:  The Property comprises all the real properties owned, occupied or used by the Windrace Group in connection with its business and are so occupied or used by right of ownership or under lease or licence the terms of which permit such occupation or use.

15.3
Title to Owned Property:  The Windrace Group has the right of possession, occupation or usage, as the case may be, and proper legal title to the land use rights and building ownership rights in respect of each Owned Property (including possession of the land use rights certificates and building ownerships certificates).  Except as Disclosed, the Windrace Group is entitled to transfer, sell, mortgage or otherwise dispose of the Owned Property in accordance with the title documents and regulatory requirements. To the Founders’ knowledge, no third party has any occupancy rights or liens affecting the legal title of each Owned Property. The original land grant fee for any land use certificates and building ownership certificates in relation to each Owned Property was paid in full. Each Owned Property will, at Closing, be free from any Encumbrance. The current use of each Owned Property as described in Schedule 9 is in its permitted use. All consents have been obtained with respect to all development, alterations and improvements to such Owned Property and for the grant of the leases or licenses in relation to such Owned Property.  Compliance is being made and has at all times been made in all material respects with all restrictions and obligations set forth in the land use rights certificates, building ownership certificates and all applicable Regulations with respect to each Owned Property.

15.4
No Leased Property: None of the Windrace Group Company has any interest in any Leased Property nor has any Windrace Group Company entered into any lease or tenancy with any party other than the Windrace Group.

15.5
Compulsory purchase notices:  There are no compulsory purchase or resumption notices, orders or resolutions affecting each of the Properties, nor are there any circumstances likely to lead to any being made.

15.6
Closure or enforcement orders:  Except as Disclosed, to the Founders’ knowledge, there are no closure, demolition, clearance orders, enforcement notices, stop notices or other orders affecting any Property, nor are there any circumstances likely to lead to any being made.

15.7
Good repair:  The buildings and other structures on each of the Properties are in good and substantial repair (subject to normal wear and tear) and fit for the purpose(s) for which they are presently used.

15.8
Disputes:  To the Founders’ knowledge, there are no disputes with any adjoining or neighbouring owner with respect to boundary walls and fences, or with respect to any easement, right or means of access to any Property.

15.9
Access:  The principal means of access to each Property is over roads which are public highways and, to the Founders’ knowledge, no means of access to the Property is subject to rights of determination by any other party.

15.10	Main services: Each Property enjoys the main services of water, drainage, electricity and gas.

15.11
Damage or defects:  To the Founders’ knowledge, no building or structure on the Property has at any time been affected by structural damage or electrical defects or white ants or by timber infestation or disease.

15.12
Deleterious materials:  To the Founders’ knowledge, the buildings or other structures on each Property do not contain in their fabric any high alumina cement, blue asbestos, calcium chloride accelerator, wood wool slabs used as permanent shuttering or other deleterious material.

15.13	Insurance: The Property is insured to an adequate extent against such risks normally insured against by owners or occupiers of such properties.

15.14
Reinstatement:  To the Founders’ knowledge, there is no obligation to reinstate any Property by removing or dismantling any alteration made to it by the Windrace Group or any predecessor in title to the Windrace Group.

15.15
Works required:  To the Founders’ knowledge, there are no known works of an extraordinary nature required to the building of which the Property forms part or any common facilities serving any building which would give rise to the increase of any service or management charges to any Property.

16.	INSURANCE

16.1
Insurance adequate:  All the assets and undertakings of any Windrace Group Company of an insurable nature, are, and where available, and have at all material times been, insured in commercial reasonable amounts against fire and all other risks normally insured against by persons carrying on the same types of business in the same geographic region as that carried on by the relevant Windrace Group Company. Each Windrace Group Company is now, and has at all material times been, adequately covered against accident, damage, injury, and all other risks normally insured against by persons carrying on the same types of business.

16.2
In effect:  All insurance policies maintained by each Windrace Group Company as of the date hereof are in full force and effect, and all material terms and conditions of the said policies have been performed and observed in full.  No relevant policy of insurance is or could be void or voidable or vitiated, and nothing has been done or omitted to be done which is likely to result in an increase in premium.  All premiums due have been duly paid in full.

16.3	No claims:

(a)
No claim is outstanding, or may be made, under or in respect of any of the said policies by any party thereto and no circumstances exist which will or might give rise to such a claim or which would or might be required to be notified to the insurers under any such policies.

(b)	No claim against any Windrace Group Company by any third party is outstanding in respect of any risk covered by any of the policies or by any policy previously held by any Windrace Group Company.

17.	INTELLECTUAL PROPERTY AND COMPUTER SYSTEMS

17.1
All rights owned:  All Intellectual Property Rights used or required by the Windrace Group in connection with its business are in full force and effect and are vested in, and beneficially owned by, the relevant Windrace Group Company and:

(a)
(where registration is possible) the relevant Windrace Group Company has been and is registered as proprietor of such Intellectual Property Rights and no other person has any interest, right or Encumbrance in or in respect of any such Intellectual Property Rights;

(b)	each of those rights is valid enforceable and duly maintained, and none of them is being used, claimed or opposed by any other person;

(c)	to the Founders’ knowledge, there has been no infringement of such Intellectual Property Rights by any third party;

(d)
renewal fees payable in respect of such Intellectual Property Rights which are registered have been duly paid and each other available action to maintain and protect such Intellectual Property Rights has been duly taken;

(e)
to the Founders’ knowledge, nothing has been done or omitted to be done by which a person is or will be able to seek cancellation, rectification or other modification of a registration of any of such Intellectual Property Rights;

(f)
there is and has been no civil, criminal, arbitration, administrative or other proceeding or dispute in any jurisdiction concerning any of such Intellectual Property Rights; to the Founders’ knowledge, no civil, criminal, arbitration, administrative or other proceeding concerning any of such Intellectual Property Rights is pending or threatened; to the Founders’ knowledge, no fact or circumstance exists which might give rise to such proceeding or dispute; and

(g)
no right or license has been granted to any person by any Windrace Group Company to use, in any manner, or to do anything which would or might otherwise infringe, any such Intellectual Property Rights; and no act has been done, or omission permitted, by any Windrace Group Company whereby such Intellectual Property Rights, or any of them, have ceased or might cease to be valid and enforceable.

17.2
No infringement:  To the Founders’ knowledge, the business of the Windrace Group (and of any license under a licence granted by any Windrace Group Company) as now carried on does not, and is not likely to, infringe any Intellectual Property Right of any other person, and all licenses to any Windrace Group Company in respect of any such Intellectual Property Rights are in full force and effect and no party to an agreement relating to the use by any Windrace Group Company of Intellectual Property Rights of another person is, or has at any time been, in breach of that agreement.

17.3
No breach of licence:  Nothing has been done or omitted by any Windrace Group which would enable any license granted by such Windrace Group Company to be terminated, or which in any way constitutes a breach of the terms of any license.

17.4
No disclosure:  No Windrace Group Company has (otherwise than in the ordinary and normal course of business) disclosed, or permitted to be disclosed, or undertaken or arranged to disclose, to any person other than the Purchaser and SPAC any of its know-how, trade secrets, confidential information, price lists or lists of customers or suppliers.

17.5	Business names: No Windrace Group Company uses any name for any purpose other than its full corporate name.

17.6	Computer systems:

(a)
None of the Systems, Records, data or information of or used by any Windrace Group Company is recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held or accessible by any means (including, without limitation, an electronic, mechanical or photographic process computerized or not) which are not under the exclusive ownership and direct control of the relevant Windrace Group Company.

(b)
the Windrace Group has security procedures in place to prevent unauthorized access, amendment or damage to the Systems and Records and other data and information of the Windrace Group or the data and information of third parties held, recorded, stored, maintained or operated by the Windrace Group or on behalf of the Windrace Group by any third party, and no unauthorized access, amendment or damage to such Systems, Records or other data or information has taken place as at the date of this Agreement.

18.	ENVIRONMENTAL ISSUES

18.1	Compliance: Each Windrace Group Company is currently in compliance with all Environmental Laws in all material respects and has at all times complied with all Environmental Laws.

For the purpose of this Schedule 4, “Environmental Law” shall mean any and all applicable laws whether of the PRC or any other relevant jurisdiction, relating to pollution, contamination or protection of the environment or to the storage, labelling, handling, release, treatment, processing, manufacturing, deposit, transportation or disposal of any hazardous substance.

18.2
No breach: To the Founders’ knowledge, there is no real property owned or used by any Windrace Group Company contaminated with any hazardous substance or any substance regulated by any Environmental Law so as to constitute a violation of any Environmental Law.

18.3
No claims: To the Founders’ knowledge, there have not been nor are there pending or threatened any civil or criminal actions, notices of violations, investigations, administrative proceedings or written communications from any regulatory authority under any Environmental Laws against any Windrace Group Company or any of its assets and, to the Founders’ knowledge, there are no facts or circumstances which may give rise to the same.

19.	MISCELLANEOUS

19.1
Commissions:  No person is entitled to receive from any Windrace Group Company any finder's fee, brokerage or other commission in connection with the sale and purchase of the Sale Shares under, or otherwise in respect of, this Agreement.

19.2
Elevatech Letter Agreement: The Elevatech Letter Agreement is in the form and contains only such provisions which have been previously approved by the Purchaser and SPAC.  The terms and conditions of the Elevatech Letter Agreement have not been changed or varied prior to the signing of this Agreement and will not be changed or varied prior to Closing without the prior consent of the Purchaser and SPAC.

SCHEDULE 4

PART C

PURCHASER’S AND SPAC’S WARRANTIES

Except as set forth in the SPAC SEC Documents (as defined herein):

1.	AUTHORITY AND POWER

1.1
Authority: Each of the Purchaser and SPAC is a duly incorporated company and validly existing under the laws of its place of incorporation; and has full power and authority to enter into this Agreement and to perform its obligations hereunder.  Subject to the receipt by SPAC of the SPAC Stockholder Approval at the Proxy Meeting, SPAC and Purchaser each will have been authorised to validly and duly execute and deliver, and to exercise and perform each of their respective rights and obligations under this Agreement.  This Agreement has been duly executed and delivered by the Purchaser and SPAC and constitutes the valid and binding obligation of each of the Purchaser and SPAC, enforceable against the Purchaser and SPAC in accordance with its terms.

1.2
Power: Save for the SPAC Stockholder Approval referred to in Clause 3.1, each of the Purchaser and SPAC has all the power under its Constituent Documents to permit its entry into this Agreement and the Purchaser and SPAC have all the power under its Constituent Documents to issue and allot the Additional Shares or the Investor Shares in the manner set out herein and this Agreement (and its performance) has been duly authorised (such authorisation remaining in full force and effect) and executed by, and constitutes valid and legally binding obligations of, the Purchaser and SPAC; save for normal compliance with the applicable Regulations, there is no authorisation, consent, approval or notification required for the purposes of or as a consequence of the issue and allotment of the Additional Shares or the Investor Shares either from governmental, regulatory or other public bodies (including, without limitation, the SEC) or authorities or courts or from any third party pursuant to any contractual or any other arrangement to which the Purchaser or SPAC is a party; the issue and allotment of the Additional Shares or the Investor Shares is not in contravention of any regulation binding on the Purchaser or SPAC.

1.3
No Subsidiary or Equity Interest: Each of the Purchaser and SPAC does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person other than SPAC’s ownership interest in the Purchaser prior to the Redomestication Merger.

1.4	No Conflicts; No Consents:

(a)
Except as Disclosed, the execution and delivery of this Agreement by the Purchaser and SPAC and the performance of its obligations hereunder do not (i) conflict with the Constituent Documents of the Purchaser and SPAC, or (ii) conflict with, violate, breach or result in a default under (with or without the giving of notice or the lapse of time), or give rise to a right of termination, cancellation, modification or acceleration of any obligation or the loss of any benefit under, any permit or any Contract to which the Purchaser or SPAC is a party or by which the Purchaser or SPAC or its properties or assets are bound or result in the creation of imposition of any Encumbrances, or (iii) violate any law applicable to the Purchaser or SPAC, except for such conflicts, violations, breaches, defaults, terminations, cancellations, modifications, accelerations, losses of benefits and Encumbrances that would not, individually or in the aggregate, reasonably be expected to materially impair the ability of the Purchaser and SPAC to perform their obligations hereunder.

(b)
Except for the SPAC Stockholder Approval as set out in Clause 3.1, no consent is required to be obtained by SPAC in connection with the execution and delivery of this Agreement or the performance of its obligations hereunder except where the failure to do so would not, individually or in the aggregate, reasonably be expected to materially impair the ability of SPAC to perform its obligations hereunder.

2.	ADDITIONAL SHARES AND INVESTOR SHARES

The Additional Shares and the Investor Shares, when issued, shall be duly authorised by the Purchaser free from all Encumbrances (save as set out in this Agreement) and shall be, when allotted and issued, fully paid up and rank pari passu in all respects with the issued shares of the Purchaser existing at Closing under the Purchaser’s Constituent Documents, including all rights to dividends and other distributions.

3.	PUBLIC FILINGS

3.1
Financial statements: The financial statements of SPAC included in the forms, reports and records filed by SPAC with the SEC complied in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto at the time of filing.  Such financial statements were prepared in accordance with US GAAP on a consistent basis during the periods involved, except as may otherwise be specified in such financial statements or the notes thereto, and fairly represented in all material respects the financial position of SPAC as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end adjustments.

3.2
SEC Documents: SPAC has filed all reports, schedules, forms, statements and other documents required to be filed by SPAC with the SEC since its inception, pursuant to Sections 13(a), 14(a) and 15(d) of the Exchange Act (the “SPAC SEC Documents”).  As of its respective filing date, each SPAC SEC Document complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such SPAC SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Except to the extent that information contained in any SPAC SEC Document has been revised or superseded by a later filed SPAC SEC Document, none of the SPAC SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The financial statements of SPAC  included in the SPAC SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations applicable to SPAC with respect thereto, and have been prepared in accordance with U.S. GAAP (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial position of SPAC  as of the dates thereof and the consolidated results of its operations and cash flows as at the respective dates of and for the periods referred to in such financial statements (subject, in the case of unaudited financial statements, to normal year-end audit adjustments and the omission of notes to the extent permitted by Regulation S-X of the SEC).

4.	GENERAL COMPLIANCE

The Purchaser has not received any claim or notice that is in breach of any applicable rules, regulations or requirements of the SEC.

5.	LISTING STATUS

SPAC has listed 22,490,000 shares of SPAC common stock with a par value of US$0.0001 per share on the NYSE Amex, which include 10,500,000 shares of common stock currently outstanding and 11,990,000 shares of its common stock issuable upon exercise of outstanding rights to acquire SPAC common stock pursuant to warrants to purchase an aggregate of 8,625,000 shares of SPAC common stock issued by SPAC as part of the units sold in the SPAC’s initial public offering of its securities, warrants to purchase an aggregate of 2,265,000 shares of SPAC common stock issued by SPAC in a private placement immediately preceding the initial public offering of SPAC securities and the underwriter’s purchase option to acquire 550,000 SPAC units.  The listing status of such securities on the NYSE Amex has not been withdrawn or cancelled, and the SEC has not indicated to SPAC that it will object to the continued listing of such shares.

6.	SARBANES-OXLEY ACT OF 2002

Except as Disclosed, SPAC is in material compliance with all provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) applicable to it as of the date hereof and as of the Closing Date.  There has been no material change in SPAC’s accounting policies since inception except as described in the notes to SPAC’s Financial Statements. Each required form, report and document containing financial statements that has been filed with or submitted to the SEC since inception, was accompanied by the certifications required to be filed or submitted by SPAC’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act, and at the time of filing or submission of each such certification, such certification was true and accurate and materially complied with the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder.  Neither SPAC, nor to the best of the knowledge of SPAC, any representative of SPAC, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of SPAC or their respective internal accounting controls, including any complaint, allegation, assertion or claim that SPAC has engaged in questionable accounting or auditing practices, except for (a) any complaint, allegation, assertion or claim as has been resolved without any resulting change to SPAC’s accounting or auditing practices, procedures methodologies or methods of SPAC or its internal accounting controls, and (b) questions regarding such matters raised and resolved in the ordinary course in connection with the preparation and review of SPAC’s financial statements and periodic reports.  To the knowledge of SPAC, no attorney representing SPAC, whether or not employed by SPAC, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by SPAC or any of its officers, directors, employees or agents to the board of directors of SPAC or any committee thereof or to any director or officer of SPAC.  To  the knowledge of SPAC, no employee of SPAC has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable law.

7.	U.S. TAXES

(a)
SPAC has timely filed (taking into account any extensions received from the relevant taxing authorities), or has caused to be timely filed on its behalf, all U.S. tax returns that are or were required to be filed by it, and all such tax returns are true, complete and accurate.  To the knowledge of SPAC, there are no unpaid Taxes claimed to be due by any U.S. tax authority in charge of taxation of any jurisdiction, nor any claim for additional taxes for any period for which U.S. tax returns have been filed, and the officers of SPAC know of no basis for any such claim.

(b)
SPAC has not received any notice that any governmental authority will audit or examine (except for any general audits or examinations routinely performed by such governmental authorities), seek information with respect to, or make material claims or assessments with respect to any Taxes for any period.

(c)
SPAC’s financial statements reflect an adequate reserve for all taxes payable by SPAC (in addition to any reserve for deferred Taxes to reflect timing differences between book and tax items) for all taxable periods and portions thereof through the date of such financial statements. SPAC is neither a party to nor is it bound by any tax indemnity, tax sharing or similar agreement and SPAC currently has no material liability and will not have any material liabilities for any Taxes of any other person under any agreement or by the operation of any law. No deficiency with respect to any taxes has been proposed, asserted or assessed against SPAC, and no requests for waivers of the time to assess any such taxes are pending.

(d)
Except as Disclosed and as otherwise disclosed in the publicly available information and records of SPAC filed with the SEC (including annual reports, statutory filings and registrations), SPAC has delivered to Windrace correct and complete copies of all U.S. tax returns, examination reports, and statements of deficiencies filed by, assessed against or agreed to by SPAC for each of the fiscal years since its inception.

8.	INVESTIGATIONS/ANTI-AVOIDANCE

(a)
SPAC has not been subject to any audit or investigation by any U.S. Taxation Authority and, to the knowledge of SPAC, there are no circumstances existing which make it likely that an audit or investigation will be commenced.

(b)
To its knowledge, SPAC has neither entered into nor been a party to any transaction or any scheme or arrangement of which the main purpose, or one of the main purposes, or the sole or dominant purpose, was the unlawful avoidance of or reduction in or the deferral or postponement of a liability to taxation.

9.	SHARE CAPITAL

Except as Disclosed and as otherwise disclosed in the publicly available information and records of SPAC filed with the SEC (including annual reports, statutory filings and registrations), there is no option, right to acquire, transfer, mortgage, charge, pledge, lien or other form of security or encumbrance on, over or affecting any of the Additional Shares or the Investor Shares or any part of the unissued share capital of the Purchaser and there is no agreement or commitment to give or create any of the foregoing and no claim has been made by any person to be entitled to any of the foregoing.

10.	RECORDS AND DOCUMENTS

Each of the Purchaser and SPAC has kept duly made up all requisite books of account (in accordance with good accounting principles), minute books, registers and financial and other records.  All records:

(a)
have been fully, properly and accurately kept and completed in accordance with normal business practice and good accounting principles and comply with all applicable legal and accounting requirements and standards;

(b)	do not contain any material inaccuracies or discrepancies; and

(c)
give and reflect a correct view of its trading transactions, and its financial, contractual and trading position (and no notice or allegation that any of them is inaccurate or should be rectified has been received or made), and the records and all other deeds and documents (including title deeds and documents), belonging to or which ought to be in the possession of the Purchaser or SPAC are in the possession of the Purchaser or SPAC or their respective agents.

11.	STATUTORY BOOKS

To the knowledge of SPAC, the stock ledger of SPAC prepared and maintained by SPAC’s transfer agent has been properly kept and contains an accurate and complete record of the stockholders of record of SPAC.

12.	MINUTE BOOKS

The minute books of directors' meetings and of shareholders'/stockholders' meetings of the Purchaser and SPAC respectively (including actions taken by written consent in lieu of a meeting) contain full and accurate records of all resolutions passed by the directors and the shareholders/stockholders respectively of that company and no resolutions have been passed by either the directors or the shareholders/stockholders of the Purchaser or SPAC  which are not recorded in the relevant minute books.

13.	NO BREACH OF LAWS

To the knowledge of SPAC, neither the Purchaser, SPAC nor any of its officers, agents or employees (during the course of their duties in relation to it), has committed, or omitted to do, any act or thing, the commission or omission of which is, or could be, in contravention of any applicable Regulation, giving rise to any fine, penalty, default proceedings or other liability on its part involving penalty sums of more than US$250,000.

To the knowledge of SPAC, each of the Purchaser and SPAC has conducted and is conducting its business in all respects in accordance with all applicable Regulations in each such relevant jurisdictions to which either the Purchaser or SPAC is subject.

14.	NO INVESTIGATIONS

There is and has been no governmental or other investigation, enquiry or disciplinary proceeding concerning the Purchaser or SPAC in any jurisdiction and, to the knowledge of the Purchaser and SPAC, none is pending or threatened.  To the knowledge of the Purchaser and SPAC, no fact or circumstance exists which might give rise to any such investigation, enquiry or proceeding.

15.	NO DISPUTES

There is no dispute with any revenue, or other governmental, department, agency or body in the U.S. or elsewhere, in relation to the affairs of the Purchaser or SPAC, and, to the knowledge of the Purchaser and SPAC, there are no facts which may give rise to any dispute.

16.	COMPLIANCE WITH CONSTITUENT DOCUMENTS

Each of the Purchaser and SPAC has, at all times, carried on business and conducted its affairs in all respects in accordance with the applicable laws of the BVI, U.S., the State of Delaware and its Constituent Documents then in force.

17.	ALL RETURNS FILED

All filings, returns, particulars, resolutions and documents (including all incorporation documents) required by any legislation to be filed with any U.S. or BVI government authority, or any other authority in any jurisdiction, in respect of either the Purchaser or SPAC have been duly filed and were correct in all material respects.

18.	NO UNUSUAL AGREEMENTS

Except as Disclosed, each of the Purchaser and SPAC is not a party to any Contract, instrument, transaction, arrangement, practice, liability or obligation (or offer, tender or proposal) which:

(a)	is outside of its ordinary course of business;

(b)	is of a long-term nature (that is, unlikely to have been fully performed, in accordance with is terms, more than six (6) months after the date on which it was entered into or undertaken);

(c)
is a swap, futures or derivatives contract of any nature or involves payment by it of amounts determined by reference to fluctuations in an index of retail prices or shares, or any other index, or any prices of securities, commodities or any other things, or any other benchmark of any nature or in the rate of exchange for any currency;

(d)
involves, or is likely to involve, the purchase or supply of goods or services the aggregate purchase or sales value of which will represent in excess of 10% of its turnover for the preceding financial year;

(e)	restricts the Purchaser’s or SPAC’s freedom to operate any business or use its assets in any part of the world as it considers appropriate;

(f)
is prohibited, void, illegal or unenforceable, or has any consequences (including the application of disclosure, registration or notification requirements), under any laws or requirements of any jurisdiction relating to competition, anti-trust, fair trading and similar matters.

19.	NON ARM'S LENGTH TRANSACTIONS

Except as Disclosed and as otherwise disclosed in the publicly available information and records of SPAC filed with the SEC (including annual reports, statutory filings and registrations), neither the Purchaser nor SPAC is a party to, nor have its profits or financial position during the three (3) years prior to the date of this Agreement been affected by, any Contract, transaction or arrangement which is not entered into in the ordinary course of business and of an entirely arm's length nature.

20.	NO DEFAULT

Neither the Purchaser nor SPAC is in default under any agreement, instrument or obligation binding on it.  To the knowledge of the Purchaser or SPAC, no threat or claim of default, under any agreement, instrument or arrangement to which the Purchaser or SPAC is a party has been made and there is no circumstance whereby any such agreement, instrument or arrangement is invalid or may be prematurely terminated, rescinded, repudiated or disclaimed by any other party and no notice has been received of any such party's intention, and no such party has sought, to terminate, rescind, repudiate or disclaim any such agreement, instrument or arrangement.

21.	EFFECT OF THIS AGREEMENT

Except as Disclosed, the execution of, or compliance with the terms of, this Agreement does not and will not:

(a)
conflict with, or result in the breach of, or constitute a default under, any of the terms, conditions or provisions of any agreement or instrument to which the Purchaser or SPAC is a party, or any provision of its Constituent Documents or any Encumbrance, lease, Contract, order, judgment, award, injunction, Regulation or other restriction or obligation of any kind or character by which or to which any asset of the Purchaser or SPAC is bound or subject;

(b)
relieve any person from any obligation to either the Purchaser or SPAC (whether contractual or otherwise), or enable any person to determine any obligation, or any right or benefit enjoyed by the Purchaser or SPAC, or to exercise any right, whether under an agreement with, or otherwise in respect of, the Purchaser or SPAC;

(c)	result in the creation, imposition, crystallization or enforcement of any Encumbrance whatsoever on any of the assets of the Purchaser or SPAC; or

(d)	result in any present or future indebtedness or other facilities of the Purchaser or SPAC becoming due, or capable of being declared due and payable, prior to its stated maturity.

22.	NO RELATED PARTY CONTRACTS

Except as Disclosed, there is not now outstanding, and there has not at any time during the three (3) years prior to the date of this Agreement been outstanding, any contract or arrangement to which the Purchaser or SPAC is a party and in which:

(a)	any other Person who is a shareholder or the beneficial owner of any interest in the Purchaser or SPAC; or

(b)	any director or employee of the Purchaser or SPAC;

is or has been interested, whether directly or indirectly.

23.	NO LITIGATION

Neither the Purchaser, SPAC nor any person for whose acts or defaults it may be vicariously liable is involved in any litigation, arbitration, administrative or criminal or other proceedings, whether as plaintiff, defendant or otherwise; there are no such proceedings pending or, to the knowledge of the Purchaser and SPAC, threatened, either by or against the Purchaser or SPAC; and there is no order or penalty against the Purchaser or SPAC; and, to the knowledge of the Purchaser and SPAC, there is no fact or circumstance which is likely to give rise to any such proceedings involving the Purchaser or SPAC.

24.	INSOLVENCY

No order has been made or petition presented or resolution passed for the dissolution of the Purchaser or SPAC, nor has any distress, execution or other process been levied against the Purchaser or SPAC or action taken to repossess goods in the possession of the Purchaser or SPAC.  The Purchaser or SPAC has not made or proposed any arrangement or composition with its creditors or any class of its creditors.

25.	NO UNDISCLOSED MATERIAL LIABILITIES

To the knowledge of the Purchaser and SPAC, the Purchaser or SPAC has no material liabilities, whether absolute, accrued, contingent or otherwise, other than those reflected in the publicly available information and records of the Purchaser and SPAC.

SCHEDULE 5

WINDRACE ACTIVITIES PENDING CLOSING

1.
Save with the prior written consent of the Purchaser (which shall not be unreasonably withheld), or as expressly provided in this Agreement or actions necessary or desirable to effect the Elevatech Letter Agreement, the Sellers shall procure that each Windrace Group Company will not, pending Closing:

(a)	issue or agree to issue any of its share, interest or loan capital or grant or agree to grant, redeem or amend the terms of any option over or right to acquire any of its share or loan capital;

(b)	save for the Redemption, purchase or redeem any shares in its share capital or make any repurchases or reduction of its share capital or provide financial assistance for any such purchase;

(c)	borrow or otherwise raise money or incur or discharge any liabilities or indebtedness or create any security except in the ordinary course of business or any borrowing to refinance shareholders’ loan;

(d)
resolve to alter the provisions of its memorandum or articles of association or constitutive documents or adopt or pass any Regulations or resolutions inconsistent therewith except as required by applicable Regulations;

(e)	enter into any onerous, unusual or material contract or arrangement with a value, or incurring liability or potential liability, in excess of RMB10,000,000;

(f)	terminate any of the material agreement or arrangement with a value, or incurring liability or potential liability, in excess of RMB10,000,000 to which it is a party;

(g)	enter into any material capital commitment or undertake or incur any material contingent liability with a value in excess of RMB10,000,000;

(h)
make any substantial change (including, but not limited to, any change by way of incorporation, acquisition or disposal of subsidiary(ies) or business(es)) in the nature, extent or terms of organisation of its business, or carry on any business other than its existing business;

(i)	in any material respect depart from the ordinary course of its day to day business;

(j)
create or permit to be arisen any lien, charge, pledge, mortgage, encumbrance or other security interest on or in respect of any of its undertaking, properties or assets (except in the ordinary course of business);

(k)	declare, pay or make any dividends or other capital distributions or repay or prepay any loans or advances by its shareholder(s) or its associates;

(l)	appoint any directors or auditors;

(m)
acquire, sell, transfer, lease, sub-lease, license, sub-license, assign, grant any option over or otherwise dispose of, or purchase, take on lease or licence or assume possession of, any interests in land, or agree to do any of the foregoing with costs exceeding RMB10,000,000 or with a term of more than three (3) years;

(n)	acquire or agree to acquire or dispose or agree to dispose of any part of the material asset or stock with a value or consideration exceeding RMB10,000,000;

(o)
enter into, alter or agree to alter the terms of, any borrowing, factoring or other financing or lending arrangement, facility letter, undertaking, guarantee, indemnity, comfort letter or commitment of any kind whatsoever (except for any renewal or amendment of any such arrangement, letter, undertaking, guarantee, indemnity or commitment from any other external lender upon the expiry of previous ones in the ordinary course of business which (a) do not involve any increase in the principal amount of the relevant facility; (b) are at normal market rates and on normal commercial terms or better; and (c) do not exceed RMB80,000,000, in aggregate for all Windrace Group Companies);

(p)
make any advances or other credits to any person or give any guarantee or indemnity or act as surety, or otherwise accept any direct or indirect liability, for the liabilities or obligations of any person other than a Windrace Group Company;

(q)
alter or agree to alter, terminate or agree to terminate or waive any right under, any agreement to which it is a party and which has or is likely to have a material adverse effect on the Windrace Group taken as a whole, or enter into any unusual or abnormal material commitment except in the ordinary course of business and for full consideration;

(r)
commence, compromise, settle, release, discharge or compound any civil, criminal, arbitration or other proceedings or any liability, claim, action, demand or dispute or waive any right in relation to any of the foregoing;

(s)
terminate or allow to lapse any insurance policy except in the ordinary course of business or in connection with the transactions contemplated under this Agreement, or (other than the transactions contemplated under this Agreement) do anything to render any insurance policy void or voidable, provided that it will not materially adversely affect Windrace Group Company’s business taken as a whole;

(t)	dispose of the ownership, possession, custody or control of any corporate or other books or records which are required under any Regulation to be kept or which should be kept on a prudent basis;

(u)	grant any power of attorney or otherwise authorise any other person to do any of the above;

(v)	enter into any partnership or joint venture arrangement otherwise than for normal business development;

(w)	establish or open or close any branch or office which is material to the business of the Windrace Group taken as a whole; or

(x)	do or omit to do any act or thing which would have a material adverse effect on its trading or financial position or prospects on the Windrace Group taken as a whole.

2.	The Sellers shall procure that, each Windrace Group Company, will, pending Closing fulfil their obligations under Clauses 5.1, 5.2, 5.3, 5.4 and 5.5.

SCHEDULE 6

SPAC ACTIVITIES PENDING CLOSING

1.
Save with the prior written consent of the Sellers (which shall not be unreasonably withheld) or as expressly provided in this Agreement or except as determined by either the Purchaser or SPAC to be necessary or desirable to secure the SPAC Stockholder Approval as set out in Clause 3.1 or as otherwise in the opinion of the Purchaser or SPAC to be necessary or desirable to effectuate the transactions contemplated under this Agreement, each of the Purchaser and SPAC, as appropriate, undertakes that each of them (as appropriate) will not, pending Closing:

(a)	issue or agree to issue any of its share, interest or loan capital or grant or agree to grant, redeem or amend the terms of any option over or right to acquire any of its share or loan capital;

(b)	purchase or redeem any shares in its share capital or make any repurchases or reduction of its share capital or provide financial assistance for any such purchase;

(c)
acquire by merging or consolidating with, or by purchasing assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or acquire any equity securities of any corporation, partnership, association or business organization (or enter into letters of intent, memorandum of understanding, contracts or agreements with respect to the foregoing); and

(d)
engage in discussions or negotiations or enter into letters of intent, memorandum of understanding, contracts, agreements, arrangements or transactions of any nature with any third party involving a payment by SPAC or the Purchaser with monies in the trust account, except for disbursements permitted under Clause 17.11.

SCHEDULE 7

DEED OF INDEMNITY

Dated the            day of                   2009

SHUIPAN LIN

and

XIAYU CHEN

and

TIANCHENG INT’L INVESTMENT GROUP LIMITED

and

  2020 CHINACAP ACQUIRCO, INC.

and

EXCEED COMPANY LTD.

____________________________

DEED OF INDEMNITY
in respect of
TAXATION
____________________________

Deacons
Solicitors & Notaries
5th Floor
Alexandra House
18 Chater Road
Central
Hong Kong
www.deaconslaw.com

Fax : 28100431
Tel : 28259211

THIS DEED OF INDEMNITY is made       day of                , 2009

BY:

(1)	SHUIPAN LIN, whose address is at No. 103, Qiancanggong Road, Huatingkou Village, Chendai Town, Jinjiang City, Fujian Province, the PRC and whose PRC passport number is G14386872 (“Mr. Lin”);

(2)	XIAYU CHEN, whose address is at No. 103, Qiancanggong Road, Huatingkou Village, Chendai Town, Jinjiang City, Fujian Province, the PRC and whose PRC passport number is G02855984 (“Ms. Chen”); and

(3)
TIANCHENG INT'L INVESTMENT GROUP LIMITED, a company incorporated under the laws of Hong Kong with limited liability, the registered office of which is at Unit B, 16th Floor, CKK Comm Ctr, No 289-295 Hennessy Road, Wan Chai, Hong Kong (“Tiancheng”).

(Mr. Lin, Ms. Chen and Tiancheng are hereinafter referred to as the “Covenantors”);

In favour of:

(3)
2020 CHINACAP ACQUIRCO, INC., a company incorporated under the laws of Delaware with limited liability, the principal place of business of which is at 221 Boston Post Road East, Suite 410, Marlborough, MA  01753 (“2020 SPAC”); and

(4)
EXCEED COMPANY LTD., a company incorporated under the laws of the BVI with limited liability, the registered office of which is at PO Box 173, Kingston Chambers, Road Town, Tortola, BVI (the “Purchaser”, for itself and as trustee for all the Windrace Group Companies, together with 2020 SPAC collectively the “Covenantees”);

Whereas :-

(A)
This Deed is made pursuant to an agreement dated the           day of                    2009 (the “Principal Agreement”) entered into between, among others, the Covenantors and the Covenantees providing for, amongst other thing, the acquisition by the Purchaser of the Sale Shares (as defined in the Principal Agreement).

(B)	Each of the Covenantors has agreed to give certain indemnities in favour of the Covenantees upon the terms and subject to the conditions set out in this Deed.

NOW THIS DEED WITNESSES AND IT IS HEREBY AGREED as follows:-

1.	INTERPRETATION

1.1
In this Deed, terms capitalised in this Deed but not otherwise defined have the meaning given to them in the Principal Agreement and the following expressions shall have the following meanings except where the context otherwise requires:-

"Relief" means any relief, allowance, concession, preferential tax treatment, right to repayment, set-off or deduction in computing profits or other assessable sum against which a Taxation is assessed, and any credit granted by or available pursuant to any legislation or otherwise relating to all forms of Taxation;

"Taxation" or “Tax” means:-

(a)
any liability to any form of taxation and duty whenever created or imposed whether of the United States, Hong Kong, the BVI, the PRC or of any other part of the world and, without prejudice to the generality of the foregoing, including profits tax, provisional profits tax, business tax on gross income, enterprise income tax, income tax, value added tax, interest tax, salaries tax, individual income tax (employer as the statutory tax withholding agent) and social security contribution, property tax, land appreciation tax, lease registration tax, urban real estate tax, deed tax, estate duty, capital gains tax, death duty, capital duty, stamp duty, payroll tax, withholding tax, rates, import, customs and excise duties, local surtaxes, local surcharges (including but not limited to river administration fee) and generally any tax, duty, impost, levy or rate or any amount payable to any Taxation Authority;

(b)	such amount or amounts as is or are referred to in Clause 1.2 ;

(c)
all costs, interests, penalties, fines, charges, liabilities and expenses incidental or relating to any liability to Taxation which is the subject of the Deed, to the extent that the same are payable or suffered by a Windrace Group Company; and

“Taxation Authority” means any revenue, customs, fiscal governmental, statutory, central, regional, state, provincial, local governmental or municipal authority, body or person, or any non-revenue and non-fiscal governmental institutions responsible for collecting Taxes on behalf of taxation authorities, whether of the United States, Hong Kong, the BVI, the PRC or elsewhere;

"Taxation Claims" means any claim, counterclaim, assessment, notice, demand or other documents issued or action taken by or on behalf of any Taxation Authority whereby a Windrace Group Company is liable or is sought to be made liable for any payment of any Taxation or is denied or sought to be denied any Relief.

1.2
In the event of deprivation of any Relief or of a right to repayment of any form of Taxation available to a Windrace Group Company, there shall be treated as an amount of Taxation for which a liability has arisen, the amount of such Relief or repayment; or if the amount of Taxation being reduced is smaller than the actual amount of Relief, the amount by which the liability equal to any such Taxation of the particular Windrace Group Company would have been reduced by such Relief if there had been no such deprivation, applying the relevant rates of Taxation in force in the period or periods in respect of which such Relief would have applied or (where the rate has at the relevant time not been fixed) the last known rate and assuming that such Windrace Group Company had sufficient profits, turnover or other assessable income or expenditure against which such Relief might be set off or given.

1.3	In this Deed:

(a)	the masculine gender shall include the feminine gender and neuter and the singular number shall include the plural and vice versa;

(b)	references to persons shall include individuals, bodies corporate (wherever incorporated), unincorporated associations, partnerships and all forms of governmental body or authority; and

(c)	the headings are inserted for convenience only and shall not affect the interpretation of this Deed.

1.4	The recitals form part of this Deed and shall be construed and shall have the same force and effect as if expressly set out in the body of this Deed.

2.	TAXATION INDEMNITY

2.1
Without prejudice to any of the foregoing provisions of this Deed and subject as hereinafter provided, each of the Covenantors agrees, and undertakes, to indemnify and at all times keep each of the Covenantees and the Windrace Group Companies fully indemnified on demand from and against:

(a)
the amount of any and all Taxation falling on any of the Windrace Group Companies resulting from or by reference to any income, profits, gains, transactions, events, matters or things earned, accrued, received, entered into or occurring up to the date of the Principal Agreement, whether alone or in conjunction with any other circumstances whenever occurring and whether or not such Taxation is chargeable against or attributable to any other person, firm or company including any and all Taxation resulting from the receipt by any of the Windrace Group Companies of any amounts paid by any Covenantors under this Deed;

(b)
all actions, claims, losses, damages, costs (including all legal costs), expenses or other liabilities which any of the Windrace Group Companies may made, suffer or incur in respect of or arising from or on the basis of or in connection with any Taxation which is covered by the indemnities given under Clause 2.1(a), including without limitation to the generality of the foregoing:

(i)	the investigation, assessment or the contesting of any Taxation Claim;

(ii)	the settlement of any claim under this Deed;

(iii)	any legal proceedings in which any of the Windrace Group Companies claims under or in respect of this Deed and in which judgment is given for any of the Windrace Group Companies; or

(iv)	the enforcement of any such settlement or judgment referred to in (ii) and (iii) above.

2.2	Notwithstanding Clause 2.1 of this Deed, each of the Covenantors shall be under no liability under this Deed in respect of Taxation:

(a)
to the extent that it is payable by any Windrace Group Company chargeable in consequence of any event occurring or income, profits or gains earned, accrued or received or alleged to have been earned, accrued or received in after the date of the Principal Agreement and which is not interest or penalty, surcharge or fine in connection with Taxation in relation to an event which took place on or prior to the date of the Principal Agreement;

(b)	to the extent that provision has been made for such Taxation in the Accounts;

(c)
to the extent that it would not have arisen but for any act or omission by any of the Windrace Group Companies voluntarily effected after the date hereof (other than pursuant to a legally binding commitment created on or before the date hereof) without the prior written consent or agreement of the Covenantors, otherwise than in the ordinary course of business of the relevant Windrace Group Company; and

(d)
to the extent that such Taxation or Taxation Claim arises or is incurred as a result of the imposition of Taxation as a consequence of any retrospective change in the law or the interpretation or practice thereof by the relevant Taxation Authority or any other relevant authority in the relevant jurisdiction coming into force after the date of the Principal Agreement or to the extent such Taxation Claim arises or is increased by an increase in rates of Taxation after the date of the Principal Agreement with retrospective effect.

2.3
The maximum aggregate liability of the Covenantors under this Deed and for breach of the Principal Agreement shall be US$6,800,000  in aggregate, together with any reasonable costs and expenses properly incurred by the Covenantees in seeking compensation and damages from the Covenantors pursuant to this Deed and the Principal Agreement.

3.	NO DOUBLE CLAIM

3.1	No claim under this Deed shall be made by more than one of the Covenantees in respect of the same Taxation.

3.2
Each of the Covenantors and any Windrace Group Company shall not be entitled to recover more than once in respect of any one matter giving rise to a claim whether under this Deed or the Principal Agreement or both.

4.	TAXATION CLAIM

4.1	In the event of any Taxation Claim arising, the Covenantees shall by way of covenant but not as a condition precedent to the liability of the Covenantors hereunder:

(a)	give or procure that such notice together with the relevant information will as soon as reasonably practicable be given to the Covenantors in the manner provided in Clause 10; and

(b)
at the written request of the relevant Covenantors, take such action or procure that such action be taken as such Covenantor may reasonably request to cause the Taxation or Taxation Claim to be withdrawn, or to dispute, resist, appeal against, compromise or defend the Taxation Claim and any determination in respect thereof but subject to it being indemnified and secured to its reasonable satisfaction by such Covenantor from and against any or all losses, liabilities (including additional Taxation), penalties, interests, costs, damages and expenses which may be thereby incurred.

4.2
Without the prior approval of the Covenantees, a Covenantor shall not make any settlement of any Taxation Claim nor agree to any matter in the course of disputing any Taxation Claim likely to affect the future taxation liability of any of the Windrace Group Companies.

4.3
Without the prior approval of the relevant Covenantor, a covenantee shall not make any settlement of any Taxation Claim nor agree to any matter in the course of disputing any Taxation Claim likely to affect the amount payable by such Covenantor under this Deed.

4.4	Notwithstanding anything herein to the contrary, the liability of each Covenantor under this Deed shall be joint and several for all purposes under this Deed.

5.	PAYMENTS

5.1
If after any Covenantor has made any payment pursuant to Clause 2, any of the Windrace Group Companies shall receive a refund of all or part of the relevant Taxation, such Windrace Group Company shall repay or procure the repayment by such other Windrace Group Company, as the case may be, to such Covenantor a sum corresponding to the amount of such refund less:-

(a)	any and all reasonable expenses, costs and charges payable or properly incurred by the Windrace Group Company in recovering such refund; and

(b)	the amount of any additional Taxation which may be suffered by any of the Windrace Group Companies in consequence of such refund.

5.2
Any payments due by a Covenantor pursuant to the foregoing provisions of this Deed shall be increased to include such interest and penalty on unpaid Taxation as the Windrace Group Companies or any of them shall have been required to pay pursuant to the applicable Regulations.

5.3
In respect of any payments payable by or due from any Covenantor to any of the Windrace Group Companies under this Deed, any such Covenantor may make such payment to the Covenantees instead of to such Windrace Group Companies, and payments so made by the Covenantees shall constitute a good and absolute release and discharge of such payment obligations of such Covenantor.

5.4
All payments made by or due from any Covenantor under this Deed shall be made gross, free and clear of any rights of counterclaim or set-off (save with the agreement of any Covenantor and any Convenantee) and without any deductions or withholdings of any nature.

5.5	No payment shall be treated as made by any Covenantor under this Deed until and to the extent that cleared funds are available in respect of it to the Windrace Group Company.

5.6
For the avoidance of doubt, the Covenantors shall remain liable in accordance with the terms of this Deed notwithstanding that any Taxation giving rise to a liability to make a payment under Clause 2 of this Deed is or has been discharged or suffered by the relevant Windrace Group Company, whether before or after the date hereof and whether by payment or by loss or utilisation of any relief or right to repayment of Taxation.

6.	BINDING EFFECT

The indemnities, agreements and undertakings herein contained shall bind the successors of the Covenantors and shall enure for the benefit of each party's successors and permitted assigns.

7.	FURTHER UNDERTAKING

Each of the Covenantors undertakes with the Covenantees that it will on demand do all such acts and things and execute all such deeds and documents as may be necessary to carry into effect or to give legal effect to the provisions of this Deed and the indemnities hereby contemplated.

8.	ASSIGNMENT

None of the Covenantees may assign the whole or any part of the benefit of this Deed without the prior written consent of the Covenantors such consent not to be unreasonably withheld.

9.	SEVERABILITY

Any provision of this Deed prohibited by or which is unlawful or unenforceable under any applicable law shall, to the extent required by such law, be severed from this Deed and rendered ineffective so far as is possible without modifying the remaining provisions of this Deed.

10.	NOTICES

Any notice required to be given under this Deed shall be in writing and shall be delivered personally or sent by facsimile or by registered or recorded delivery post, postage prepaid to the respective party at the address set out herein or such other address as may have been last notified in writing by or on behalf of such party to the other parties hereto with specific reference to this Deed.  Any notice, demand or other communications so addressed to the relevant party shall be deemed to be served at the time when the same is handed to or left at the address of the party to be served and if served by facsimile shall be deemed received on the date of despatch and if served by prepared registered post shall be deemed received on the third Business Days after despatch.

To the Covenantors:

Name:	Shuipan Lin, accepting notices and other communications under Clause 10 on behalf of himself, Xiayu Chen and Tiancheng

Address:	No. 103, Qiancanggong Road, Huatingkou Village, Chendai Town, Jinjiang City, Fujian Province, the PRC

Telephone:	86-595-8285-8888

Facsimile:	86-595-8206-9999

To the Covenantees:

Name:	Purchaser and 2020 SPAC

Address:	221 Boston Post Road East
Suite 410
Marlborough, MA 01753

Attention:	G. George Lu

Telephone:	+1 (508) 624-4948

Facsimile:	+1 (508) 624-4988

with a copy to

(1) Seyfarth Shaw LLP
Attn: Michel J. Feldman
131 S. Dearborn Street
Suite 2400

Chicago, IL 60603
Telephone: +1 (312) 460-5613
Facsimile: +1 (312) 460-7613

(2) Deacons
Attn: Eugina Chan / Rosita Chu
5th Floor, Alexandra House,
18 Chater Road
Central, Hong Kong
Telephone: 2825 9211
Facsimile: 2810 0431

11.         GENERAL PROVISION

11.1
This Deed constitutes the entire agreement between the parties in relation to the subject of this Deed and supersedes any previous agreement between or representation by any party to any other in relation to the subject matter.

11.2	No variation of any of the terms of this Deed will be effective unless it is made or confirmed in writing and signed by or on behalf of each of the parties.

11.3
No relaxation, forbearance, indulgence or delay of any party in exercising any right under this Deed shall affect the ability of that party subsequently to exercise such right or to pursue any remedy, nor shall such failure or delay constitute a waiver of any other right.

12.         COUNTERPARTS

This Deed may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

13.         LAW AND JURISDICTION

13.1	This Deed shall be governed by and construed in accordance with the laws of Hong Kong and the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of the Hong Kong courts.

13.2
Each party hereby irrevocably submits to the non-exclusive jurisdiction of the courts of Hong Kong in respect of all matters arising in connection with this Agreement. The submission to the jurisdiction of the courts of Hong Kong shall not (and shall not be construed so as to) limit the right of the Covenantees to take proceedings against the Covenantors (or any of them) in any other court of competent jurisdiction, nor shall the taking of proceedings by the Covenantees in any one or more jurisdictions preclude the Covenantees taking proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable law.

13.3
Each of the Covenantors hereby irrevocably appoints Jones Day of 29/F., Edinburgh Tower, the Landmark, 15 Queen’s Road, Central, Hong Kong as its agent to accept service of legal process on its behalf.  Service of legal process upon the process agent of the Covenantors shall be deemed completed whether or not such legal process is forwarded to or received by any of the Covenantors. Each of the Covenantors hereby irrevocably agrees that if its process agent ceases to have an address in Hong Kong or ceases to act as its process agent it shall appoint a new process agent in Hong Kong for the same purposes and will deliver to the other parties within fourteen (14) days a copy of a written acceptance of appointment by the process agent.  If at any time any of the Covenantors appoints a new process agent it shall give written notice to the other parties of such appointment and until such time service on the process agent last known to the other parties shall be deemed to be effective service.

13.4
Each of the Covenantees hereby irrevocably appoints Law Debenture Services (H.K.) Limited of Room 3105, Alexandra House, 18 Chater Road, Central, Hong Kong as its agent to accept service of legal process on its behalf.  Service of legal process upon the process agent of the Covenantees shall be deemed completed whether or not such legal process is forwarded to or received by any of the Covenantees. Each of the Covenantees hereby irrevocably agrees that if its process agent ceases to have an address in Hong Kong or ceases to act as its process agent it shall appoint a new process agent in Hong Kong for the same purposes and will deliver to the other parties within fourteen (14) days a copy of a written acceptance of appointment by the process agent.  If at any time any of the Covenantees appoints a new process agent it shall give written notice to the other parties of such appointment and until such time service on the process agent last known to the other parties shall be deemed to be effective service.

AS WITNESS  whereof this Deed has been duly executed on the day and year first above written.

SIGNED, SEALED and DELIVERED by	)
SHUIPAN LIN	)
in the presence of:-)

SIGNED, SEALED and DELIVERED by	)
XIAYU CHEN	)
in the presence of:-)

SEALED with the SEAL of	)
TIANCHENG INT’L	)
INVESTMENT GROUP LIMITED	)
)
and SIGNED by	)
)
in the presence of:-)

SEALED with the SEAL of	)
2020 CHINACAP ACQUIRCO, INC.	)
)
and SIGNED by	)
)
in the presence of :-)

SEALED with the SEAL of	)
EXCEED COMPANY LTD.	)
)
and SIGNED by	)
)
in the presence of :-)

SCHEDULE 8

TARGET EARNINGS

2009 Target Earnings	US$38,067,350

2010 Target Earnings	US$49,487,555

2011 Target Earnings	US$64,333,821

SCHEDULE 9

PROPERTY

Part A - Owned Property

1.	Land

Owner	國有土地使用證 證書編號 (State-owned Land Use Rights Certificate number)	Site	Use	Date of Expiry of the Use Right	Use right Area (Square meter)
喜得龍(中 國)有限公 司(Xidelong (China) Co. Ltd.)	晋國用 （2007）第 00785号 (Jin Guo Yong (2007) No.00785)	中國福建省晋江市陳埭 鎮南霞美村 (Nanxiamei Village, Chendai Town, Jinjiang City, Fujian Province, the PRC)	Industrial	2056-12-25	9,475.00
喜得龍(中 國)有限公 司(Xidelong (China) Co. Ltd.)	晋國用 （2007）第 00786號 (Jin Guo Yong (2007) No. 00786)	中國福建省晋江市陳埭 鎮南霞美村 (Nanxiamei Village, Chendai Town, Jinjiang City, Fujian Province, the PRC)	Industrial	2056-12-25	9,196.00
喜得龍(中 國)有限公 司(Xidelong (China) Co. Ltd.)	晋國用 （2007）第 00787號 (Jin Guo Yong (2007) No. 00787)	中國福建省晋江市陳埭 鎮南霞美村 (Nanxiamei Village, Chendai Town, Jinjiang City, Fujian Province, the PRC)	Industrial	2056-12-25	20,113.00
福建喜得龍 體育用品有 限公司 (Fujian Xidelong Sports Goods Co., Ltd.)	晋國用 （2005）第 01753號 (Jin Guo Yong (2005) No. 01753)	中國福建省晋江市陳埭 鎮南霞美村 (Nanxiamei Village, Chendai Town, Jinjiang City, Fujian Province, the PRC)	Industrial	2055-07-06	15,277.00

2.	Buildings

Owner	房屋所有權證證書編號 (Building Ownership Certificate number)	Site	Construction Area (Square meter)
喜得龍(中 國)有限公 司(Xidelong (China) Co. Ltd.)	晋房權證陳埭字第 06-200574號(Jin Fang Quan Zheng Chen Dai Zi No. 06- 200574)	中國福建省晋江市陳埭鎮南霞美 村 (Nanxiamei Village, Chendai Town, Jinjiang City, Fujian Province, the PRC)	10,735.96
喜得龍(中 國)有限公 司(Xidelong (China) Co. Ltd.)	晋房權證陳埭字第 06-200576號 (Jin Fang Quan Zheng Chen Dai Zi No. 06- 200576)	中國福建省晋江市陳埭鎮南霞美 村 (Nanxiamei Village, Chendai Town, Jinjiang City, Fujian Province, the PRC)	66,102.31
喜得龍(中 國)有限公 司(Xidelong (China) Co. Ltd.)	晋房權證陳埭字第 06-200578號 (Jin Fang Quan Zheng Chen Dai Zi No. 06- 200578)	中國福建省晋江市陳埭鎮南霞美 村 (Nanxiamei Village, Chendai Town, Jinjiang City, Fujian Province, the PRC)	22,186.39

Part B - Leased Property

Nil

EXHIBIT

ACCOUNTS